UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

Dear Raytheon Stockholder,

I am pleased to invite you to attend Raytheon’s 2009 Annual Meeting of Stockholders on Thursday, May 28, 2009. The meeting will be held at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com.

This booklet includes a formal notice of the meeting and the proxy statement. It also provides information on Raytheon’s corporate governance and the backgrounds of our director candidates. The proxy statement reflects Raytheon’s commitment to strong governance processes, including independent and active Board oversight, accountability to stockholders, transparent disclosure, and compliance with complex and changing regulatory responsibilities.

With respect to oversight, I am pleased to report that Raytheon’s Board has helped provide guidance for the Company’s strategic plan for growth, including our strong focus on expanding international sales. The Board has also approved challenging annual operating plans and has emphasized performance-based executive compensation.

In the last year, Raytheon built on its contemporary governance framework, adopting additional important enhancements. For example, the Board’s Management Development and Compensation Committee established a new policy to ensure that its compensation consultant meets robust independence requirements. The Board also amended our Governance Principles to limit the number of public company boards on which directors may serve and, separately, to institute a Clawback Policy that strengthens the Company’s right to recover incentive compensation in the event of intentional financial misreporting. To achieve further transparency, the Company also established a web site disclosure detailing its political contributions and activities.

By taking these and other steps, Raytheon has again demonstrated its commitment to strong corporate governance practices – which must be an ongoing process. In recognition of its leadership in governance, Raytheon’s Board was named the 2008 “Board of the Year” by the National Association of Corporate Directors - New England Chapter.

We would encourage you to visit our web site, www.raytheon.com, to learn more about our governance practices, and I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I would encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	May 28, 2009

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202

Record Date:	Stockholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting.

Purpose:	(1) Elect eight directors nominated by the Company’s Board to hold office until the next annual stockholders’ meeting or until their respective successors have been elected.

(2) Ratify the selection of PricewaterhouseCoopers LLP as Raytheon’s independent auditors.

(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 24, 2009

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at our 2009 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 28, 2009 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 24, 2009 to holders of shares of our common stock as of April 3, 2009, the record date for the meeting.

If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon stockholder. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification in order to be admitted to the meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction form, and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 27, 2009. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may, by necessity, close sooner than is the case for stockholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 3, 2009, there were 394,068,948 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares acquired under the Plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the votes cast “for” that nominee must exceed the votes cast “against.” An abstention does not count as a vote cast. Moreover, our Governance Principles require any incumbent nominee who fails to receive such a majority vote to submit an offer to resign to our Governance and Nominating Committee. (For more information, see “Corporate Governance – Majority Voting for Directors” on page 5.) Because the New York Stock Exchange (“NYSE”) considers the election of directors in an uncontested election to be routine, a nominee (for example a broker) holding shares in street name may vote on the nominees in the absence of instructions from the beneficial owner.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the NYSE considers the ratification of the independent auditors to be routine, a nominee (for example a broker) holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – Stockholder Proposals

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is treated as present and entitled to vote on the stockholder proposals and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, stockholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2008 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line at 877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our web site at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061. If you are a stockholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2009.

Electronic Delivery of Future Proxy Materials and Annual Reports

This proxy statement and our 2008 Annual Report are also available on our web site at www.raytheon.com/proxy.

Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank, broker or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information from your bank, broker or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay D. F. King a fee of $25,000 plus out-of-pocket expenses for these services.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Raytheon information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance. Our key governance documents are described below and may be found on our web site at www.raytheon.com.

Governance Principles

The Board has adopted Governance Principles which provide the framework for the oversight of our business and operations. The Governance Principles address, among other things, the following:

•

A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation, and Governance and Nominating Committees must consist entirely of independent directors.

•

The non-management directors designate a Lead Director with the role and responsibilities set forth in the Governance Principles. More information regarding the Lead Director’s role and responsibilities may be found on page 6 under the heading “Lead Director.”

•	The Board periodically reviews our long-term strategic and business plans.

•

The Board has established a process, led and implemented by the Management Development and Compensation Committee, through which the performance of the Chief Executive Officer is evaluated annually by the independent directors.

•	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•	The Board is subject to the Code of Business Ethics and Conduct and the Company’s Conflicts of Interest Policy, and engages in periodic reviews of the Company’s ethics program.

•	The Board has adopted stock ownership guidelines applicable to directors and officers.

The Governance Principles may be found on our web site at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any stockholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will be not considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on the Raytheon audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of Raytheon;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

A director will also not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of its gross revenues.

The Board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the Board has reviewed Raytheon’s relationships with organizations with which our directors are affiliated. In this regard, the Board considered that Massachusetts Institute of Technology, where Mr. Deutch is a professor, provides services to the Company and Hogan and Hartson, where Ms. Stuntz’s husband is a partner, represented the Company in a legal matter. In both cases the amounts involved were well within the standards referenced above.

In addition, although none of our directors or their spouses is an executive officer of a not-for-profit organization, the Board reviewed charitable contributions to not-for-profit organizations with which our directors or spouses are affiliated. None of the contributions approached the levels set forth in our independence criteria.

The Board has determined that Messrs. Clark, Deutch, Poses, Ruettgers, Skates, Spivey, and Ms. Stuntz do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles.

Director Nomination Process

The Governance and Nominating Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. While the Committee has not established specific minimum age, education, experience or skills qualifications, the Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee will carefully consider all candidates on the basis of background and experience. The Committee will review each candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determine whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2010 annual meeting of stockholders, we must receive this notice between January 28, 2010 and February 27, 2010. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors

In 2006, the Board, upon the recommendation of the Governance and Nominating Committee, approved an amendment to our By-Laws to adopt a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard will continue to be a plurality of votes cast.

In conjunction with the adoption of the majority of votes cast standard, the Board also amended the director resignation policy contained in the Governance Principles to provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director will continue to serve.

In addition to the adoption of the majority of votes cast standard, the Board maintains the following policies and processes which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process by which stockholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing stockholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to stockholders.

Lead Director

In December 2002, the Board created the position of independent Lead Director. The Board believes that a Lead Director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles and summarized above. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and function of the Lead Director.

The position of Lead Director is currently held by Michael C. Ruettgers, former Chairman and Chief Executive Officer of EMC Corporation. Mr. Ruettgers was first elected Lead Director by the Board in 2006.

Communication with the Board

Stockholders may communicate with our Board through our Lead Director. You may contact the Lead Director in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” These matters will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards

During 2008, the Board amended the Company’s Governance Principles to establish a formal policy limiting the number of public company boards on which a director may serve. The limits adopted are five public company boards (including Raytheon) for any director who does not serve as a current chief executive officer of a public company and three public company boards (including Raytheon) for any director who does currently serve as a chief executive officer. This latter limitation applies to the Company’s Chairman and Chief Executive Officer. The Governance Principles provide that a director who is considering joining the board of another public company shall notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding such proposed board service, and not accept such position until being advised by the Chairman of the Board that service on such other board would not conflict with a Company policy or service on the Company’s board.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct and other policies and practices relevant to our business and operations. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend accredited director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment reviews as an integral part of its commitment to achieving high levels of Board and committee performance.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain stockholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it will expire within one year of adoption unless ratified by stockholders.

Political Contributions Disclosure

The Company has commenced disclosing on its web site a description of its oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, and organizations operated in accordance with section 527 of the U.S. Internal Revenue Code. This disclosure can be found on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Political Contributions.”

Restatement Clawback Policy

During 2008, the Board amended the Company’s Governance Principles to add a Restatement Clawback Policy. This policy gives the Board the right to recover Results Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and a Conflict of Interest Policy which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest Policy are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Conduct is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

In addition to complying with the Code of Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President – Business Ethics and Compliance any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through our anonymous, confidential toll-free EthicsLine.

Transactions with Related Persons

In January 2007, the Board, upon recommendation of the Governance and Nominating Committee, adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships, involving amounts in excess of $120,000, between (a) the Company (including subsidiaries) and (b) any director, executive officer, or 5% stockholder, including immediate family members and certain entities in which they have a significant interest. Under the Policy, the General Counsel (or the Chief Executive Officer, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the Chief Executive Officer, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the Policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company and (e) matters considered by the Board in its director independence determinations.

In a Schedule 13G filing made with the SEC, FMR, LLC (“FMR”), the parent company of Fidelity Management & Research Company, has reported a 6.05% beneficial ownership of our outstanding common stock as of December 31, 2008. Under a previously established business relationship, subsidiaries of FMR provide investment management services on behalf of certain Raytheon benefit plans. For providing such services, FMR subsidiaries received compensation during 2008 of approximately $1.3 million from Raytheon, as well as additional amounts from participants in these plans and related fund managers. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed and ratified these relationships on the basis that FMR’s ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of Fidelity to provide investment management services is on terms no more favorable than terms that would be available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the Lead Director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee and Executive Committee. Each committee’s charter (other than the Executive Committee) is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

The table below provides membership information for the Board and each committee as of the date of this proxy statement. During 2008, the Board met eight times. The Board and certain committees also engaged in other discussions, conference calls and took other actions during 2008 apart from these meetings. During 2008, the average attendance for directors at Board and committee meetings was 98%, and no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the annual meeting of stockholders. In 2008, all of the directors attended the annual meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of every regularly scheduled Board meeting. In addition, committee members meet in executive session, without management present, at the conclusion of each regularly scheduled meeting of the Audit Committee, the Governance and Nominating Committee, the Management Development and Compensation Committee and the Public Affairs Committee.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Executive Committee
Independent Directors
Vernon E. Clark	X		X	X
John M. Deutch		Chair		X	X
Frederic M. Poses	X		X
Michael C. Ruettgers					X
Ronald L. Skates	Chair	X			X
William R. Spivey			Chair	X	X
Linda G. Stuntz	X	X		Chair	X
Inside Director
William H. Swanson					Chair
Number of Meetings in 2008	10	6	8	5	0

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditor’s qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditor’s audit of the effectiveness of the Company’s internal controls;

•	Prepares the audit committee report found on page 53 under the heading “Audit Committee Report”;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K;

•

Has established a process for employees and others confidentially or anonymously to report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 6 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Business Ethics and Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the NYSE and the SEC. The Board has also determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Reviews periodically succession plans for the CEO, the other named executive officers, and elected officers of the Company;

•	Reviews periodically career development plans for elected officers and other key employees;

•	Annually assesses the independence of outside compensation consultants and pre-approves any services proposed to be provided by such consultants to the Company;

•	Administers and makes awards under our equity compensation plans;

•	Reviews the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 20;

•	Prepares the Management Development and Compensation Committee Report found on page 35;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The MDCC also carries out the responsibilities summarized above. The agenda for the meetings of the MDCC is determined by its Chair, with the assistance of our Senior Vice President – Human Resources and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. The Chair reports the MDCC’s recommendations on executive compensation to the Board. Using its authority to hire independent advisors, the MDCC has engaged Watson Wyatt Worldwide, an independent compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups, provide the MDCC with a report on peer compensation trends and perform related services. For more information on the MDCC, see the “Executive Compensation –Compensation Discussion and Analysis” beginning on page  20.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

Public Affairs Committee

The Public Affairs Committee:

•

Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations, legislative policy and government consultants;

•	crisis management and emergency preparedness;

•	pension performance and management; and

•	government contracting and defense procurement policies;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2008.

Compensation Committee Interlocks and Insider Participation

The members of our Management Development and Compensation Committee during 2008 were Vernon E. Clark, Frederic M. Poses and William R. Spivey. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the Management Development and Compensation Committee or our other directors which require disclosure in this proxy statement as a Compensation Committee interlock.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Barbara M. Barrett(3)	$32,167		$—	—	—	—	$100,000	(3)	$132,167
Vernon E. Clark	$105,500		$94,234	—	—	—	$5,000	(4)	$204,734
John M. Deutch	$100,500		$94,234	—	—	—	—		$194,734
Frederic M. Poses	$96,500		$94,234	—	—	—	$5,000	(4)	$195,734
Michael C. Ruettgers	$99,500		$127,449	—	—	—	—		$226,949
Ronald L. Skates	$117,000	(5)	$94,234	—	—	—	$5,000	(4)	$216,234
William R. Spivey	$104,000		$94,234	—	—	—	—		$198,234
Linda G. Stuntz	$110,000		$94,234	—	—	—	—		$204,234

(1)	Consists of the amounts described below:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Ms. Barrett	Director (partial year)	$21,667	—	$10,500
Mr. Clark	Director	$65,000	—	$40,500
Mr. Deutch	Chair, Governance Committee	$65,000	$10,000	$25,500
Mr. Poses	Director	$65,000	—	$31,500
Mr. Ruettgers	Lead Director	$65,000	$24,000	$10,500
Mr. Skates	Chair, Audit Committee	$65,000	$20,000	$32,000
Mr. Spivey	Chair, MDCC	$65,000	$10,000	$29,000
Ms. Stuntz	Chair, Public Affairs Committee	$65,000	$10,000	$35,000

Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. See footnote 5.

(2)	These amounts represent the aggregate expense recognized for financial statement reporting purposes in 2008, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R) for restricted stock awards granted to the directors. The FAS 123R expense for the restricted stock awards is based solely on the stock price on the date of grant and is recognized over the vesting period. The awards for which expense is shown in this table include the awards described below, which were granted in 2008, as well as awards granted in 2007 for which we continued to recognize expense in 2008.

The aggregate numbers of shares of restricted stock held by each director as of December 31, 2008 were as follows:

Director	Restricted Stock (#)
Ms. Barrett	—
Mr. Clark	1,576
Mr. Deutch	1,576
Mr. Poses	1,576
Mr. Ruettgers	2,143
Mr. Skates	1,576
Mr. Spivey	1,576
Ms. Stuntz	1,576

The following table shows the shares of restricted stock awarded to each director during 2008 and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Ms. Barrett	—	—	—
Mr. Clark	5/29/08	1,576	$100,013
Mr. Deutch	5/29/08	1,576	$100,013
Mr. Poses	5/29/08	1,576	$100,013
Mr. Ruettgers	5/29/08	2,143	$135,995
Mr. Skates	5/29/08	1,576	$100,013
Mr. Spivey	5/29/08	1,576	$100,013
Ms. Stuntz	5/29/08	1,576	$100,013

(3)	In May 2008, Ms. Barrett resigned as a director and withdrew as a nominee for re-election to the Board of Directors at the 2008 Annual Meeting of Stockholders due to her appointment by the President to serve as the United States Ambassador to the Republic of Finland. Ms. Barrett’s resignation resulted in her forfeiture of her 2007 grant of restricted stock, despite the fact that she had served on the Board for substantially the entire vesting period for such award. In connection with Ms. Barrett’s resignation, and in light of her service on the Board for substantially the entire vesting period of the stock award, the Board approved a cash payment of $100,000 payable to Ms. Barrett at such future time as Ms. Barrett completed her service as Ambassador.
(4)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees.
(5)	Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. As a result of such election, Mr. Skates received 1,340 shares of our common stock on May 29, 2008 based on a stock price of $63.46.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2008 are described below.

Annual Retainers.    All of our non-employee directors are paid an annual Board cash retainer and some of them also are paid supplemental annual cash retainers. Directors may elect to receive their annual cash retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainers, including stock in lieu of cash retainers, annually.

Annual Retainer	2008
Board of Directors	$65,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000

Meeting Fees.    Our non-employee directors receive meeting fees as follows:

Meeting Fee	2008
Board or committee meeting attended in person	$1,500
Board or committee meeting held by teleconference	$500

Equity Awards.    Each non-employee director also receives an annual grant of restricted stock. These grants were made under the 1997 Nonemployee Directors Restricted Stock Plan and are entitled to full dividend and voting rights. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of stockholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In May 2008, each non-employee director was awarded $100,000 of restricted stock ($136,000 in the case of the lead director).

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which includes coverage for non-employee directors with up to $1,000,000 per incident in accident insurance when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $5,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainer in shares of our common stock which can be received currently or deferred.

Director Stock Ownership Guidelines

The Board believes that directors should be stockholders and have a financial stake in the Company. In furtherance of this belief, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of stock with a market value of at least two times his or her annual retainer, with five years to achieve the target ownership threshold.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by stockholders. The Board has nominated Vernon E. Clark, John M. Deutch, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that expire at the 2010 annual meeting of stockholders.

We have included below the principal occupation and other information about the nominees. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations from July 2000 to July 2005 (retired from the United States Navy in September 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; commanded a patrol gunboat and concluded as the Chief of Naval Operations.

•	Director: Rolls Royce North America (aerospace, marine and energy-related manufacturer) and Horizon Lines, Inc. (ocean shipping and integrated logistics company).

•	Trustee: Regent University; Board of Visitors: Air University.

•	Member of the Defense Policy Board.

•	Age 64.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Director: Cheniere Energy, Inc. (liquefied natural gas receiving company) and Citigroup Inc. (financial services company).

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Center for American Progress.

•	Age 70.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and Chief Executive Officer of Trane, Inc. (air conditioning systems, services and solutions provider) from January 2000 to June 2008.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•

Director: Centex Corporation (home building company) and non-executive Chairman of the Board of Tyco Electronics, Inc. (manufacturer and provider of an array of products including electronics and telecommunications).

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Duke University School of Engineering; Eagle Hill School.

•	Age 66.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•

Executive Chairman (from January 2001 to January 2004) and Chief Executive Officer (from January 1992 to January 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Non-executive Chairman of the Board of Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications).

•	Trustee: Lahey Clinic.

•	Age 66.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•

President and Chief Executive Officer of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Director: State Street Corporation (financial services company) and Courier Corporation (book manufacturer and specialty publisher).

•	Trustee Emeritus: Massachusetts General Hospital.

•	Age 67.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products provider).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to July 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•

Director: Cascade Microtech, Inc. (advanced wafer probing solutions provider); Novellus Systems, Inc. (advanced process equipment provider); The Laird Group, PLC (electronics and security systems provider); and ADC Telecommunications, Inc. (supplier of network infrastructure products and services).

•	Age 62.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of, and held senior policy positions in, the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd. (oilfield services company).

•	Age 54.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	In 37th year of his career at the Company, which has included a wide range of leadership positions.

•	Regent: Pepperdine University.

•	Age 60.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups (based solely on our examination of Schedule 13Gs filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2008.

Name and Address of Beneficial Owner	Common Stock		Percent of Class
FMR LLC 82 Devonshire Street, Boston, MA 02109	25,063,215	(1)	6.05%

(1)	FMR LLC’s beneficial ownership of Raytheon’s common stock includes shares that are beneficially owned by the following entities that are directly or indirectly wholly-owned by FMR LLC or indirectly controlled by its CEO: (i) Fidelity Management & Research Company (21,859,051 shares); (ii) Strategic Advisers, Inc. (13,924 shares); (iii) Pyramis Global Advisors, LLC (552,585 shares); (iv) Pyramis Global Advisors Trust Company (681,475 shares); and (v) FIL Limited (1,956,180 shares). Beneficial ownership information was obtained from the Schedule 13G/A filed by FMR LLC on February 17, 2009.

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of March 1, 2009 for (a) each director and nominee for director, including our Chief Executive Officer, (b) our Chief Financial Officer and our three most highly compensated executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	473,985	(1)
	955,564	(2)(7)(8)

	1,429,549	(2)(7)(8)
Vernon E. Clark	5,381	(4)
John M. Deutch	14,425	(4)
Frederic M. Poses	21,080	(4)(5)
Michael C. Ruettgers	28,190	(4)
Ronald L. Skates	22,455	(4)(6)
William R. Spivey	25,655	(4)
Linda G. Stuntz	10,155	(4)

(b)
David C. Wajsgras	110,480	(7)
Jay B. Stephens	208,054	(2)(3)(7)
Daniel L. Smith	156,180	(2)(3)(7)
Taylor W. Lawrence	62,824	(7)(9)

(c)
All directors, nominees for director and executive officers as a group (19 persons)	2,844,329	(1)(2)(3)(4)(5)(6)(7)(8)(9)

(1)	Shares owned outright by Mr. Swanson.
(2)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson – 589,100; Mr. Stephens – 96,535; Mr. Smith – 26,485; all executive officers as a group – 1,068,456.
(3)	Includes shares indirectly held by the beneficial owner through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Stephens – 85; Mr. Smith – 4,847; all executive officers as a group – 23,875.
(4)	Includes shares of restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan over which the beneficial owner has voting power as follows: Ms. Stuntz and Messrs. Clark, Deutch, Poses, Skates and Spivey – 1,576 shares each; and Mr. Ruettgers – 2,143 shares.
(5)	Includes 16,272 shares held by a family charitable foundation over which Mr. Poses has voting and investment power.

(6)	Includes 1,000 shares held in trust as to which Mr. Skates disclaims beneficial ownership.
(7)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Swanson – 238,214; Mr. Wajsgras – 67,292; Mr. Stephens – 52,271; Mr. Lawrence – 29,555; Mr. Smith – 42,106; all executive officers and directors as a group – 603,696.
(8)	Includes vested deferred compensation equivalent to 128,250 shares of our common stock attributable to Mr. Swanson.
(9)	Includes vested deferred compensation equivalent to 15,000 shares of our common stock attributable to Mr. Lawrence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2008, none of our directors, executive officers or 10% stockholders failed to file a required report on time other than a Form 4 reporting the withholding of shares to satisfy tax withholding obligations in connection with the vesting of restricted stock, that was not filed on a timely basis on behalf of Richard R. Yuse, an executive officer, due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the discussion that follows, we first provide an executive summary of this section, and then provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, whom we refer to as our named executive officers:

•	our chairman and chief executive officer, William H. Swanson,

•	our senior vice president and chief financial officer, David C. Wajsgras,

•	our senior vice president, general counsel and corporate secretary, Jay B. Stephens,

•	our vice president, and president of our Integrated Defense Systems business, Daniel L. Smith, and

•	our vice president, and president of our Missiles Systems business, Taylor W. Lawrence.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

From a compensation perspective, we are committed to (1) retaining and attracting highly-qualified executives, (2) motivating these executives to achieve our overall business objectives, (3) rewarding performance, and (4) aligning the interests of our executives with our stockholders. Consistent with this compensation philosophy, our program seeks to:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•

tie a significant portion of each executive’s compensation to the Company’s performance and his or her individual performance against various pre-established financial, operational and other goals, through variable, at-risk short and long-term incentive awards;

•	provide awards with both significant upside opportunity for exceptional performance and downside risk for under-performance, which can result in differentiated compensation among executives; and

•

align closely our executives’ interests with those of our stockholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a significant amount of our common stock throughout their tenure with us.

Our compensation philosophy and approach has remained consistent over the past years. During this period the Company has performed very well. In staying true to our program objectives, we have also provided our executives with consistent, competitive compensation opportunities with potential upside for exceptional performance during this period. The table below summarizes the 2008 – 2006 compensation opportunities provided to our named executive officers, and reflects the view of our Board of Directors and the Management Development and Compensation Committee (MDCC) with respect to their annual compensation decisions for those executives during those years.

TOTAL COMPENSATION FOR 2008 – 2006

				(Non-Equity Incentive Plan Compensation) RBI(3)	(Stock Awards) Long-Term Incentives
Executive	Year(1)	Salary(2)			Restricted Stock		LTPP Award(4)	All Other	Total
William H. Swanson	2008	$1,328,640		$3,050,000	$3,799,985		$6,385,987	$491,539	$15,056,151
	2007	1,229,544		3,050,000	3,726,100		6,381,600	585,699	14,972,943
	2006	1,200,014		2,800,000	2,810,400		4,587,000	522,353	11,919,767

David C. Wajsgras	2008	$789,944		$870,000	$1,000,003		$1,169,954	$119,051	$3,948,952
	2007	725,846		870,000	968,786		1,169,960	229,272	3,963,864
	2006	700,000	(5)	725,000	936,800	(3)	1,146,750	389,251	3,897,801

Jay B. Stephens	2008	$689,146		$780,000	$949,996		$1,169,954	$113,332	$3,702,428
	2007	635,461		780,000	920,879		1,169,960	125,162	3,631,462
	2006	603,067		730,000	936,800		1,146,750	109,722	3,526,339

Daniel L. Smith	2008	$473,435		$550,000	$799,977		$1,063,588	$131,636	$3,018,636
	2007	411,224		550,000	771,835		1,063,600	104,164	2,900,823

Taylor W. Lawrence	2008	$383,237		$425,000	$600,014		$638,193	$1,175,350	$3,221,794

(1)	Years in which the executive was a named executive officer.
(2)	2008 salaries are based on 27 bi-weekly pay periods, except for Mr. Lawrence, as compared to 26 periods for 2006 and 2007.
(3)	Annual Results-Based Incentive (RBI) cash award. RBI awards are discussed under “Annual Incentives” on page 28.
(4)	Long-Term Performance Plan (LTPP) award. LTPP awards are discussed under “Long-Term Incentives – LTPP” on page 30.
(5)	Mr. Wajsgras joined us in March 2006. His 2006 salary reflects his annual rate for the year. His restricted stock amount does not include his new hire restricted stock award of $2,763,000.

The above table differs from the 2008 Summary Compensation Table required by the SEC, which appears on page 36, and is not a substitute for that table. One difference is that the Stock Awards column in the 2008 Summary Compensation Table represents the expense recognized for financial statement reporting purposes with respect to restricted stock and LTPP awards granted in the years shown and prior years. The Restricted Stock and LTPP Awards columns in the above table represent the full grant date intrinsic values of such awards granted in the respective years only (e.g., target number of shares times the price of our common stock on the grant date). These awards are discussed under “Long-Term Incentives” on page 30. In addition, the 2008 Summary Compensation Table includes compensation amounts based on the change in pension accrual and nonqualified deferred compensation earnings. The above table excludes these amounts because the Company and the MDCC consider these programs in the context of their assessment of the overall benefit design and the competitiveness of the Company’s retirement benefits, and not as an element of their annual compensation decisions.

We discuss the elements of our compensation program set forth in the above table in detail beginning on page 25 and describe where we target these opportunities and the total compensation of our named executive officers against our peer companies.

While we have provided consistent compensation opportunities, the actual compensation earned by our executives has varied based on performance in accordance with our pay-for-performance objective. Overall, the named executive officers’ compensation has reflected strong Company and individual performance in 2006 – 2008. A more specific discussion of 2008 follows.

In 2008, we continued to perform exceptionally well across all of our businesses, meeting or exceeding our key financial and operating goals and other business objectives, despite the general deterioration in the global economy that has hampered the performance of other companies. Accordingly, in 2008, our common stock outperformed the stocks of all of the companies in our peer groups, as identified on pages 22 and 23. Other examples of our strong performance in 2008 include:

•	Bookings of $26.8 billion and a record year-end backlog of $38.9 billion;

•	Net sales growth of 9%, with all of our businesses contributing to this growth; and

•	Operating cash flow of $2.0 billion.

As a result, we rewarded our executives with strongly competitive compensation, particularly through our 2008 RBI and the 2006-2008 LTPP. These programs are specifically designed to closely tie the compensation paid to the individual executive and the performance of the Company. A summary of these compensation elements, the applicable performance metrics, the results we achieved, and the location of where you can find a more detailed discussion of this section, are set forth in the table below.

Compensation Element	Performance Metrics	Results Achieved	More Detailed Discussion
2008 RBI	Bookings; net sales; free cash flow (FCF); operating profit from continuing operations; and return on invested capital (ROIC).	We exceeded our pre-established 2008 targets for each of these metrics, which resulted in an overall RBI funding level of 112.6%.	p. 28

2006 – 2008 LTPP	ROIC; cumulative FCF; and total stockholder return (TSR).	We exceeded our pre-established three-year targets for ROIC and cumulative FCF and finished 2nd in TSR relative to our peers over the three-year period, which resulted in a 200% of target payout in shares of our common stock.	p. 30

How We Determine and Assess Executive Compensation

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board bears the ultimate responsibility for approving the compensation of our named executive officers. The MDCC assists the Board in discharging this responsibility. Information about the MDCC and its composition, responsibilities and operations can be found on page 10 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	market data based on the compensation levels, programs and practices of certain other companies for comparable positions; and

•	Company and individual performance in five areas – financial, operational, customer satisfaction, people and “Six Sigma.”

Market Data/Benchmarking

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In 2008, we used two peer groups for these purposes:

•

A core peer group, which consists of companies who are either aerospace and defense companies or have substantial aerospace or defense businesses. We compete to varying degrees for business and talent with the companies in this core peer group.

The Boeing Company	General Dynamics Corporation
Goodrich Corporation	Honeywell International, Inc.
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and six additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours.

3M Company	The Boeing Company
Caterpillar Inc.	Emerson Electric Co.
General Dynamics Corporation	Goodrich Corporation
Honeywell International, Inc.	ITT Corporation
Johnson Controls, Inc.	L-3 Communications Holdings, Inc.
Lear Corporation	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

For our named executive officers who are business presidents, we also obtain and consider additional market survey data provided by the Hewitt Aerospace Survey. Accordingly, when we refer to the compensation levels, programs and practices of the core and broader peer group companies, we are also referring to the additional market survey data in the case of our business presidents.

We obtain information on the compensation levels, programs and practices of the companies within the core and broader peer groups annually from market surveys provided by Watson Wyatt Worldwide, an independent compensation consulting firm engaged by the MDCC. The MDCC establishes and evaluates compensation levels for our named executive officers based on size-adjusted market median values, as well as other factors, as discussed below. Watson Wyatt also provides the MDCC a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs.

The above peer groups are the ones we used for targeting and evaluating the compensation of our top executives for 2008. As our strategy changes and we leverage our capabilities into other markets, we review the peer groups annually to assure that we have the appropriate marketplace focus.

Later in this Compensation Discussion and Analysis, we will identify where we target specific elements of compensation and the total compensation of our named executive officers against our peer companies. Where actual payments fell outside of our targeted parameters, we will explain why that occurred.

Company and Individual Performance

While market competitiveness is important, it is not the only thing we use to determine our compensation levels. To customize our compensation program and recognize company and individual performance and contribution to the enterprise, we regularly review performance in these five areas:

•

Financial – we focus on financial metrics that are good indicators of whether the company and our businesses are achieving their annual or longer-term business objectives, such as bookings, sales, operating profit, free cash flow and return on invested capital.

•

Operational – we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System.

•

Customer satisfaction – we measure customer satisfaction through the use of customer satisfaction surveys, through performance against program cost and schedule indices, through annual customer performance assessment reports and through customer award fees.

•	People – we assess our executives’ development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce.

•	“Six Sigma” – we look to see how well the company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

These five areas, considered collectively, provide a measurable assessment of executive performance that will build value for our stockholders. We look to these five areas – to varying degrees – in making most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

2008 Review of Compensation

Watson Wyatt provided the MDCC with a marketplace assessment of our named executive officers’ 2008 compensation in comparison to compensation for comparable positions within our core and broader peer groups. They looked at the market in terms of

•	base salaries,

•	total cash compensation (which includes base salary and annual incentive award),

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity), and

•	benefits and perquisites.

This assessment showed that:

•

The 2008 base salaries for our named executive officers approximated the 50th percentile of the market, except that the salary of our chief financial officer was more closely aligned with the 75th percentile and the salary of the President of our Missile Systems business was below the 50th percentile.

•	Total cash compensation for our named executive officers, on average, approximated the 50th percentile.

•	Total direct compensation for our named executive officers, on average, fell between the 50th and 75th percentiles.

•	Raytheon is competitive with peers in terms of the number and types of executive benefits and perquisites provided.

Watson Wyatt also assists the MDCC with a pay-for-performance analysis, which assesses the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focuses on realized or realizable pay in relation to past performance. For 2007 Watson Wyatt concluded that there was close correlation between pay and performance at Raytheon relative to the peer groups. A similar 2008 pay-for-performance assessment will be performed in 2009 once peer group performance data is available.

The MDCC also periodically reviews the formulas that determine benefits under our pension and retirement plans and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

Elements of Our Compensation Program

Our executive compensation program is designed to meet the objectives discussed in the Executive Summary, including tying a significant portion of each executive’s compensation to company and individual performance. As discussed in more detail below, our 2008 program successfully met our pay-for- performance objectives.

Our program consists primarily of the following integrated elements: base salary, annual incentive awards, and long-term achievement opportunities (Long-Term Performance Plan and restricted stock awards), which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Mix of Total Compensation

The MDCC, with the assistance of management and its independent consultant, oversees, approves, administers and assesses the effectiveness of all compensation vehicles against the market and our overall compensation philosophy as discussed earlier in this report. The table below describes each element and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with stockholders’ interests
Base Salary	✓
Annual Incentive Plan (RBI)	✓	✓	✓
Performance-Based Restricted Stock Units (LTPP)	✓	✓		✓
Time-Based Restricted Shares (RSA)	✓			✓
Benefits, Perquisites, and Other Compensation, including severance and change-in-control arrangements	✓

The following charts illustrate the percentage of total target compensation comprised by each element for our CEO and for our other named executive officers, on average, respectively. These percentages correspond to the target levels for each element, as approved for fiscal 2008.

Allocation of Total Direct Compensation

Each year, the MDCC, as a part of its benchmarking exercise, conducts a review of the relative mix of our compensation elements to those of our peer companies. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

Just as our stockholders put their money at risk when they invest in our company, a significant portion of our executives’ compensation is at risk, and that risk increases with the executive’s level of responsibility. We also balance the short and long-term focus of our executives and align their interests with those of our stockholders by making sure that a significant portion of their compensation is payable in stock. In addition, to reinforce the foregoing, we require our executive officers to own a meaningful amount of our stock. See page 32 for a discussion of our stock ownership guidelines.

With these considerations in mind, the allocations that applied with respect to fiscal year 2008 appear in the charts below.1

CEO
Fixed 9% (Base Salary)	Variable 91% (RBI + Long-Term Incentive Value)
Short-term 27% (Base Salary + RBI)	Long-term 73% (Long-Term Incentive Value)
Cash 27% (Base Salary + RBI)	Equity-Based 73% (Long-Term Incentive Value)

Other Named Executive Officers (Average allocation for the four Named Executive Officers other than the CEO)
Fixed 19% (Base Salary)	Variable 81% (RBI + Long-Term Incentive Value)
Short-term 38% (Base Salary + RBI)	Long-term 62% (Long-Term Incentive Value)
Cash 38% (Base Salary + RBI)	Equity-Based 62% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts on page 26, which do include perquisites and other executive benefits.

According to an analysis performed by Watson Wyatt, these weightings were in line with what the companies in our peer groups provided to their executives holding comparable positions. The differences between the allocation for our CEO and the average allocation for the other named executive officers are primarily the result of the allocation practices in our peer group. Furthermore, because a named executive officer’s compensation is largely targeted to the compensation levels of persons with similar duties at our peer group companies, the MDCC does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer. The differences between the CEO’s compensation and the compensation of the other named executive officers are largely driven by analogous differences exhibited by other companies in our peer group.

Base Salary

Base salary is the one fixed component of our executives’ total direct compensation that is not at risk based on company performance, stock price variations or both. The MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to executive officers other than himself. To maintain competitive levels, we target our named executive officers’ base salaries at the median of both the broader peer group and core peer group salaries for that position. However, we also consider:

•	the executive’s experience for the position,

•	his or her personal contribution to the financial and operational performance of the Company and its businesses, and

•	his or her contribution in the areas of operational improvements, customer satisfaction, effective management of human resources, and Six Sigma.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive marketplace positions.

Based on the MDCC’s review of marketplace comparables and the foregoing individual factors, base salaries for 2008 for our named executive officers other than Mr. Smith and Mr. Lawrence were increased by an average of approximately 4% over 2007 levels. Mr. Smith’s salary was increased by approximately 10% in 2008, bringing his salary closer to the median of the market for his position and reflecting the strong performance of our Integrated Defense Systems business. Mr. Lawrence’s salary was increased by approximately 12% in 2008 due to his promotion to President of our Missile Systems business.

The 2008 base salaries for most of our named executive officers approximated the market median. However, the salary of Mr. Wajsgras, which more closely approximated the 75th percentile of the peer groups, reflects his prior professional experience and compensation level. In addition, Mr. Lawrence’s base salary was below the market median of similar positions because 2008 was his first year as President of our Missile Systems business.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives’ annual incentive award is at risk based on how well the Company and the executive perform.

We award annual incentives under our Results Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI incentive for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI incentive pool is dependent on the Company’s success in achieving specified financial performance goals, as described below.

•

Second, the size of the executive’s incentive payout from the funded pool depends on his or her performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.

Target Opportunities.    We generally set the target RBI amount for each executive at the median of our peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his or her individual performance objectives.

We use the sum of target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant’s actual RBI incentive payout will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the financial metrics identified below at the total company and business segment levels, each equally weighted, for purposes of funding an overall pool for the RBI plan for 2008. These metrics and weightings determining RBI funding have remained the same since 2003.

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our stockholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital.

Net Sales and Operating Profit from Continuing Operations are financial measures under generally accepted accounting principles (GAAP) and, together with Bookings, are disclosed in our periodic filings with the SEC. The remaining two metrics, ROIC and FCF, are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of adopting FAS 158, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

Considered in the aggregate, these five metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures are balanced among long-term and short-term performance, growth and efficiency and are aligned with our business strategies. For example, we continue to focus on growing our business in core defense and adjacent markets, both domestic and international, and our success in this area should be reflected in our bookings in the shorter term and net sales in the longer term. In addition to growing our business, we maintain a strong focus on program execution and the prudent management of capital and investments in order to maximize operating profit and cash and to continue to improve ROIC.

A total company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total company RBI funding percentage. At the beginning of 2009, the MDCC determined the total company RBI funding percentage for 2008 by averaging the performance achievement percentages for each of these financial metrics, as shown below.

RBI Funding
Bookings	123.9%
Net Sales	105.7%
Free Cash Flow	113.7%
Operating Profit from Continuing Operations	108.8%
ROIC	110.8%
Overall Funding Level %	112.6%

In addition to the five financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of a business’ performance on criteria such as customer satisfaction, growth, people and productivity.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management’s view of the potential performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottoms up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. This process culminates with a Board review of each business’ annual plan during which the Board assesses the credibility of the plan. Based on the final annual plans of the businesses, management prepares the Company’s annual operating plan, which is also reviewed and approved by the Board of Directors. In five of the last six years, the total company funding level for the RBI incentive pool has exceeded 100%, with a low of 97.6% in 2003 and a high of 120.7% in 2007. This consistently higher-than-target funding level is a function of our outstanding financial performance over that period, including strong revenue and bookings growth, a much improved balance sheet, a significantly reduced debt level that is less than our cash and cash equivalent balance, and robust cash generation. In addition, we advanced our strategy of focusing our core defense markets by divesting certain non-core assets, including our Raytheon Aircraft business, and used the sale proceeds to repurchase our stock, retire debt and invest in our core businesses. Our performance during this period is also reflected in our stock price, which outperformed the stocks of all of the companies in our peer groups in 2008. As previously noted, our 2008 total company funding level also reflects our strong performance for the year. During 2008, we posted bookings of $26.8 billion and a record year-end backlog of $38.9 billion; net sales growth of 9%, with all of our businesses contributing to this growth; and operating cash flow of $2.0 billion.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While combined company and individual business performance drives funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives. If an executive under-performs in relationship to his or her objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his or her performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The Lead Director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The Lead Director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

Examples of individual performance objectives for our named executive officers for 2008 include:

•	financial objectives within the individual’s business or functional area,

•	successfully managing human resources and developing a stronger organization within the individual’s business or functional area,

•	improving employee opinion survey results,

•	achieving exemplary regulatory compliance,

•	increasing energy efficiency and successfully implementing workplace safety initiatives,

•	demonstrating effective leadership behaviors, and

•	promoting a culture of innovation through respect and inclusion.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his or her position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his or her individual performance objectives.

In 2008 our named executive officers performed against their individual objectives in accordance with our high expectations and, accordingly, their individual performances did not result in RBI awards that differed materially from their funded RBI target levels.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors approves all of our named executive officers’ annual RBI awards, based on a recommendation from the MDCC. The Grants of Plan-Based Awards table on page 40 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive for 2008. Their actual RBI awards earned for 2008 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36. The actual 2008 RBI payments to our named executive officers, on average, fell between the 50th and 75th percentiles of the peer groups. This is consistent with our RBI structure which contemplates an executive’s actual payout approaching or exceeding the 75th percentile based on individual performance.

Long-Term Incentives

Our long-term incentive opportunities reward Company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and restricted stock awards that vest on a specified time schedule. While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.

We target our named executive officers’ long-term incentives, on average, between the 50th and 75th percentiles of our peer groups’ long-term incentives for employees in similar positions. The Grants of Plan-Based Awards table on page 40 shows the LTPP and restricted stock awards that were granted to each of our named executive officers for 2008.

LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2001 Stock Plan to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in over-lapping three-year cycles, which provides continuity of opportunity and marketplace consistency.

The performance goals for the four most recent performance cycles, which are independent of each other, are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2009 – 2011	50%	25%	25%	100%
2008 – 2010	50%	25%	25%	100%
2007 – 2009	50%	25%	25%	100%
2006 – 2008	25%	50%	25%	100%

We have used the same performance metrics since 2006 and the same weightings since 2007. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital. The calculation of ROIC is essentially the same as the calculation described above under the discussion of the RBI plan.

•

Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders. The calculation of CFCF is essentially the same as the FCF calculation described above under the discussion of the RBI plan.

•

Total Shareholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period and provides a percentage ranking.

We selected these three non-GAAP financial performance measures because they are good indicators of the Company’s overall performance and lead to the creation of long-term value for our stockholders. They also reflect input from our investors. In particular, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations, grow our business and manage our debt levels, and, going forward, will be useful in the development of technology and making acquisitions to meet our strategic objectives.

Comparative TSR is a good measure that incentivizes our executives to outperform our peers in creating stockholder value. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. The non-defense companies in the broader peer group may be impacted differently by economic and market factors that may be less relevant to aerospace and defense companies.

In setting the performance levels for each of these metrics in the LTPP, we start with our five-year strategic plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period based on identified future challenges, risks and opportunities, and is reviewed and approved by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are substantially uncertain. We do not make changes in the LTPP targets as our business projections are revised in subsequent years.

The following table summarizes our performance in the three performance metrics and the corresponding funding for such metrics for the 2006-2008 award cycle.

Performance Metric and Weighting	Performance Against Targets	Metric Funding
CFCF (50%)	$6,893 million (pre-established target of $4,541 million and maximum of $6,041 million)	100%

TSR (25%)	Achieved a maximum level of performance within our core peer group (a total of 11 companies including ourselves)	50%

ROIC (25%)	12.59% (pre-established target of 10.311% and maximum of 11.637%)	50%

		200%

This combined level of performance on CFCF, TSR and ROIC resulted in 200% of the target award for the 2006-2008 award cycle being earned and paid out in shares of common stock.

Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to accurately predict whether they will be met as the Company’s performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As noted in our discussion of our RBI financial metrics, we have delivered outstanding financial performance since the inception of the LTPP program in 2004. With respect to our TSR ranking, our stock performance has been relatively strong during this period, including 2008 when our stock outperformed all of our peer companies’ stocks. However, our TSR ranking has changed significantly from LTPP cycle to cycle primarily because of the volatility of the stock performance of our peer companies during this period. In particular, peer companies with significant commercial businesses benefited from the strong valuations of such commercial businesses during part of this period and then were hampered by weak valuations of the same commercial businesses more recently. As a result of these factors, it is too early to tell how our future financial performance will affect LTPP awards for the 2007-2009, 2008-2010 and 2009-2011 performance cycles. For the prior LTPP cycle, covering the period 2005-2007, awards were paid out at 100% of target.

Restricted Stock.    Restricted stock awards with time-based vesting schedules provide a strong retentive complement to the LTPP, while still keeping focus on creating stockholder value. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner with an equity stake in our business. Restricted stock awards granted to our named executive officers in 2008 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives.

Stock Ownership Guidelines

As a way to reinforce a culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our executive officers. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with stockholder interests, and demonstrate our officers’ commitment to enhancing long-term stockholder value. Our CEO is required to own shares of stock with a market value of at least five times his annual base salary, and our other named executive officers are required to own shares of stock with a market value of at least three times their annual base salaries. For our other officers, the ownership requirements range from one to three times their annual base salaries. Officers are required to meet the applicable target ownership threshold within five years. Attainment of these ownership levels is reviewed regularly by the MDCC. As of December 31, 2008, each of our named executive officers had met or exceeded his or her stock ownership requirements.

Perquisites and Other Executive Benefits

While a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Access to quality health care and other benefits protect the health and well-being of our employees and their families. In addition, under our executive perquisite policy, we provide our executive officers a car allowance or company-leased car, financial planning services and life insurance coverage benefits. Under our key employee relocation policy, we may provide certain relocation benefits to our executive officers and certain other key employees, including financial assistance in selling the key employee’s home and purchasing a new home, certain temporary housing and moving expenses, the opportunity to sell the key employee’s home to a relocation firm acting as our agent based on a third party appraisal process, an equity reimbursement payment for the amount equal to the difference between the key employee’s original purchase price and the relocation firm’s offer price, and other benefits. The dramatic decline in real estate values in 2008 resulted in an equity reimbursement payment of $500,000 to Mr. Lawrence in connection with his relocation from Massachusetts to Arizona following his appointment as President of our Missile Systems business. Under our key employee relocation policy, we also provide tax gross-up payments for most non-deductible reimbursements. Our gross-up payment to Mr. Lawrence amounted to $372,259. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope and dollar value to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies.

For information on the incremental cost of these perquisites and other personal benefits, including the one-time relocation benefits that we provided to Mr. Lawrence, see footnote 7 to the Summary Compensation Table beginning on page 38.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.

We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a majority of our employees:

•	the Raytheon Savings and Investment Plan, a tax-qualified defined contribution retirement plan (401(k) plan),

•

the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, non-contributory defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Stephens and Lawrence, and

•

the Raytheon Non-Bargaining Retirement Plan, a tax-qualified contributory pension plan that covers people who became Raytheon employees when we merged with Hughes Aircraft in 1997, including Mr. Smith (who is covered under the non-contributory part).

We also maintain the Raytheon Excess Pension Plan for employees who qualify, including our named executive officers. The Raytheon Excess Pension Plan is a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code.

In addition, certain senior executives, including our named executive officers, are also eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate but not exceed the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. The SERP benefit (up to 50% of final average earnings for a participant who retires after age 60 with at least 15 years of service to the Company) is offset by amounts payable under our other Company pension plans, any prior employer plan and Social Security.

Mr. Swanson will not receive a payment under the SERP because of his longstanding service with Raytheon (37 years of service). Were he to retire, his pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 45.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among the same investment options available under our qualified Savings and Investment Plan, which also accumulate on a tax-deferred basis. We make a matching contribution of up to 4% of deferrable compensation. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 48.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance policy. Such benefits provide protection for our executives who, upon joining the Company, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, the severance benefits under this policy provide a multiple of base salary and target annual incentive award (2.99 for Mr. Swanson and 2.0 for the other named executive officers) and continuation of welfare, benefit and retirement plans for the same time period.

Separate from our executive severance policy, we have change-in-control agreements with our senior executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication on our stockholders’ best interests despite any threatened or pending change in control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change in control occurs and, within the 24 months after the change in control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his or her consent. These agreements are not intended to provide a windfall to our executives occasioned by a change in control. Any benefit received by an officer under a change-in-control agreement would be reduced by the severance benefit he or she may earn under our severance policy as described above, so that there would be no duplication of benefits.

All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change in control. However, this protection applies only if the after-tax benefit to the executive of such gross-up would exceed $50,000. Otherwise, his or her benefits would be reduced to the maximum amount that could be received without triggering the excise tax.

Our severance programs, including the conditions under which such benefits are triggered, and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry.

For more information on our executive severance policy and the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 49.

Enhancements in Governance

The Company has recently adopted two important governance enhancements related to its executive compensation program. First, the MDCC has adopted a formal policy to ensure that it will continue to receive independent and unbiased advice and analyses from its compensation consultant, Watson Wyatt, or any future compensation consultant that it retains. This policy requires the MDCC to assess annually the independence of its compensation consultant and, further, prohibits the consultant from providing certain services either to our executive officers and directors, personally, or to the Company (other than the MDCC). The services to the Company subject to this prohibition are advice to management related to executive and director compensation, employee compensation and employee benefits.

As part of the independence assessment mandated by the new policy, the MDCC reviews any services proposed to be provided by the consultant to the Company not otherwise prohibited under the policy and considers whether the provision of such non-MDCC services to the Company will impair the consultant’s independence. Such non-MDCC services may be provided only with the MDCC’s pre-approval. Additionally, as a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consultant’s annual gross revenues.

Second, the Board of Directors amended the Company’s Governance Principles to add a Restatement Clawback Policy. This policy gives the Board the right to recover RBI payments, LTPP awards and RSA awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Tax, Accounting and Other Considerations

Tax Considerations.    Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to new awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should be made tax deductible pursuant to Section 162(m). As a result, we obtained stockholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of stockholders and we operate the LTPP to comply with the Section 162(m) exemption.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executive’s individual performance in certain areas that do not easily lend themselves to specific measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Accounting Considerations.    With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Other Considerations.    Many of our government contracts are cost reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation programs. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began consistently to use restricted stock awards in our executive compensation program instead of stock options.

Equity Grant Practices

Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. In January, 2007, we adopted an internal policy on equity grant practices, which was approved by the MDCC. This policy provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

Agreed-Upon Procedures on Compensation Tables

As part of the Company’s annual governance procedures, its Independent Registered Public Accounting Firm is engaged to perform certain agreed-upon procedures determined by the Company and our Board of Directors, with respect to the information provided in the compensation tables related to the named executive officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman,

Vernon E. Clark and Frederic M. Poses

The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for each of our named executive officers for the fiscal years ending December 31, 2006, 2007 and 2008, other than Mr. Smith and Mr. Lawrence who first became named executive officers in 2007 and 2008, respectively.

The table below was prepared in accordance with the requirements of the Securities and Exchange Commission (“SEC”). The total compensation presented below does not necessarily reflect the actual total compensation received by our named executive officers or the Company’s view of their total compensation opportunities in 2006 – 2008. For information regarding the named executive officers’ compensation opportunities in 2006 – 2008, see our supplemental table on page 21 in “Compensation Discussion and Analysis.” The supplemental table is not a substitute for the required table below.

In particular, under SEC requirements, the amounts in the Stock Awards column below are the aggregate expense recognized for financial statement reporting purposes in 2006 – 2008 for stock awards granted to the named executive officers, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (FAS 123R). FAS 123R expense is based on the fair value of the stock awards as set on the date of grant and does not reflect changes in the price of our common stock following the grant date. FAS 123R expense for LTPP awards is also adjusted based on estimates of our future performance at that time, which estimates may differ from our actual future performance for the three-year performance cycle. In addition, performance adjustments made to LTPP awards in the second or third years of their performance cycles tend to have a disproportionate impact on their FAS 123R expense in that year because the cumulative change in expense must be recognized in the remaining year or two years and not over the full three-year cycle. Accordingly, the reported stock award amounts may not reflect the current value of the awards based on our common stock price nor the amounts that the named executive officers will actually realize from these awards. For the intrinsic grant date values of the stock awards granted to our named executive officers in 2006 – 2008, see our supplemental table on page 21 in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
William H. Swanson	2008	$1,328,640	$—	$14,818,834	$—	$3,050,000	$4,703,615	$491,539	$24,392,628
Chairman and Chief Executive Officer	2007	1,229,544	—	10,738,026	446,128	3,050,000	3,298,080	585,699	19,347,477
	2006	1,200,014	—	9,621,801	589,465	2,800,000	3,128,982	522,353	17,862,615

David C. Wajsgras(1)	2008	$789,944	$—	$3,445,379	$—	$870,000	$154,468	$119,051	$5,378,842
Senior Vice President and Chief Financial Officer	2007	725,846	—	2,956,661	—	870,000	80,985	229,272	4,862,764
	2006	538,464	—	1,829,355	—	725,000	—	389,251	3,482,070

Jay B. Stephens	2008	$689,146	$—	$3,115,886	$—	$780,000	$903,105	$113,332	$5,601,469
Senior Vice President and General Counsel	2007	635,461	—	2,491,128	161,916	780,000	3,539,712	125,162	7,733,379
	2006	603,067	—	2,555,227	146,268	730,000	221,211	109,722	4,365,495

Daniel L. Smith	2008	$473,435	$—	$2,645,193	$—	$550,000	$873,572	$131,636	$4,673,836
Vice President and President, Integrated Defense Systems	2007	411,224	—	2,030,884	88,291	550,000	2,445,872	104,164	5,630,435

Taylor W. Lawrence	2008	$383,237	$—	$1,777,363	$—	$425,000	$53,105	$1,175,350	$3,814,055
Vice President and President, Missile Systems

(1)	Mr. Wajsgras joined Raytheon in March 2006.

(2)	2008 salaries are based on 27 bi-weekly pay periods, except for Mr. Lawrence, as compared to 26 periods for 2006 and 2007.

(3)	Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, 2007 and 2008, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with FAS 123R. The following is a list of each named executive officer’s stock awards for which FAS 123R expense was recognized in 2008 and the amount of such expense associated with each award:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Smith	Mr. Lawrence
Restricted Stock May 2008	$800,469	$210,672	$200,125	$168,523	$126,415
Restricted Stock May 2007	1,345,530	349,844	332,545	278,712	174,914
Restricted Stock May 2006	699,749	233,251	233,251	174,926	104,951
Restricted Stock April 2006	—	—	—	—	102,322
Restricted Stock Units April 2006	—	—	—	—	110,473
Restricted Stock March 2006	—	422,126	—	—	—
Restricted Stock May 2005	352,987	—	94,124	70,597	—
Restricted Stock May 2004	95,168	—	26,355	21,962	—
Restricted Stock April 2003	646,977	—	—	—	—
2008 – 2010 LTPP	2,617,998	479,632	479,632	436,050	261,635
2007 – 2009 LTPP	4,727,025	866,621	866,621	787,837	472,702
2006 – 2008 LTPP	3,532,931	883,233	883,233	706,586	423,951

FAS 123R expense for restricted stock awards is based solely on the stock price on the date of grant and the number of shares (or the intrinsic value method) and is recognized over the vesting period. FAS 123R expense for the 2006 – 2008, 2007 – 2009 and 2008 – 2010 LTPP awards is recognized over the performance period based upon the value determined under the intrinsic value method for the free cash flow and ROIC portions of the awards and the Monte Carlo simulation method for the total stockholder return portion of the awards. Expense for the free cash flow and ROIC portions of the awards is adjusted based upon the expected achievement of those performance goals. For more information on the assumptions used by us in calculating our FAS 123R expense for restricted stock and LTPP awards, see Note 13: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”).

A description of the material terms and conditions of the stock awards granted to the named executive officers in 2008 can be found on page 41 under the heading “Grants of Plan-Based Awards – Equity Incentive Plan Awards.”

(4)	Amounts represent the aggregate expense recognized for financial statement reporting purposes with respect to 2006 and 2007 in accordance with FAS 123R for stock options granted to the named executive officer in 2001, 2002 and 2003, as applicable. FAS 123R expense for the stock options is based on the fair value of the options on the date of grant using the Black-Scholes option-pricing model using assumptions regarding expected life, assumed annual dividend growth rate, expected volatility and a risk-free interest rate. The expense is recognized over the performance period. For more information on the assumptions used by us in calculating our FAS 123R expense for stock options, see Note 13: Stock-based Compensation Plans to our financial statements in our 2008 Form 10-K.

(5)	Amounts earned pursuant to Results-Based Incentive (RBI) awards for 2006, 2007 and 2008 but which were paid in 2007, 2008 and 2009, respectively. A description of the material terms and conditions of the 2008 RBI awards can be found on page 40 under the heading “Grants of Plan-Based Awards – Non-Equity Incentive Plan Awards.”

(6)	The amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (FAS 87). Actual amounts paid under our plans are based on assumptions contained in the plans which may be different than the assumptions used for financial statement reporting purposes.

None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 48.

(7)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups and reimbursements, (c) the amount of Raytheon contributions to qualified and non-qualified defined contribution plans, (d) the value of insurance premiums paid, and (e) certain other payments or items of compensation. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2008, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

In accordance with applicable SEC rules and requirements, we valued perquisites and personal benefits based on our incremental cost of providing such items. Where our incremental cost of providing a perquisite or personal benefit for a named executive officer exceeded $25,000 in 2008, those individual items are identified and quantified below.

Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year or use of a Raytheon-leased car with a lease value of up to $18,000 per year plus certain expenses (other than our CEO who is entitled to a larger allowance/higher lease value); financial planning services of up to $15,000 per year; and participation in the Executive Health Program (benefits of up to $2,000 per year).

•

Mr. Swanson’s amount includes an aggregate of $276,938 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car, driving services, financial planning services, home security system expenses, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, an executive physical, and an ancillary expense allowance which was discontinued effective January 1, 2009.

•

Mr. Wajsgras’ amount includes an aggregate of $39,615 for personal use of a Raytheon-leased car, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Stephens’ amount includes an aggregate of $38,265 for personal use of a Raytheon-leased car, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Smith’s amount includes an aggregate of $72,621 for a car allowance, financial planning services, an executive physical, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, which travel and incidental expenses totaled $40,710.

•

Mr. Lawrence’s amount includes an aggregate of $758,600 for a car allowance, financial planning services, relocation benefits, incidental expenses relating to Raytheon events, and an executive physical.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Swanson generally to use Raytheon aircraft for all air travel, including for personal purposes.

We determined our incremental cost for the personal use of corporate aircraft as follows:

•

We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes, and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft, and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.
•

For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2008, we incurred incremental costs of $194,373 for personal use of Raytheon aircraft by Mr. Swanson. As noted above, this amount was calculated without “deadhead” flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $101,504 for Mr. Swanson.

Personal use of automobiles – Each named executive officer is furnished with certain automobile-related perquisites, including the use of a Raytheon-leased car or an annual car allowance. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for personal purposes. For reasons of security and personal safety, Mr. Swanson frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes.

We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•

We determined our total annual cost for each pooled vehicle used by such executives for personal purposes (or, in the event that the vehicle was provided to Raytheon by our leasing company at either no or a significantly discounted cost, an estimated annual lease cost) and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

Relocation Expenses – Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including financial assistance in selling the executive’s home and purchasing a new home, as well as certain temporary housing and moving expenses. In 2008, Mr. Lawrence relocated from Massachusetts to Arizona following his appointment as President of our Missile Systems business. Under our key employee relocation policy, we provided Mr. Lawrence with certain relocation benefits, including the opportunity to sell his home to a relocation firm acting as our agent, based on a third party appraisal process, and a $500,000 equity reimbursement payment for the difference between his original purchase price of the home in 2006 and the price paid by the relocation firm in 2008. The equity reimbursement payment reflects the dramatic decline in real estate values in 2008. Our incremental cost of providing Mr. Lawrence’s relocation benefits was $729,471. We provided these benefits to Mr. Lawrence to facilitate his relocation to fill a key leadership role with our Missile Systems business and begin an orderly leadership transition process as quickly as possible. Consistent with our key employee relocation policy, we also made a gross-up payment to Mr. Lawrence of $372,259 to make the equity reimbursement amount tax-neutral to him.

(b) Tax Gross-Ups and Reimbursements

In limited circumstances, we have agreed to make certain items of imputed income to our named executive officers tax-neutral to them. Accordingly, we gross-up our named executive officers for the income tax on their imputed income resulting from certain perquisites and personal benefits furnished by us. In 2008, we made $28,971, $15,419 and $379,948 in tax gross-up payments to Mr. Swanson, Mr. Smith and Mr. Lawrence, respectively. As discussed above under “Relocation Expenses,” Mr. Lawrence’s amount includes a $372,259 gross-up payment under our key employee relocation policy, to make the equity reimbursement payment tax-neutral to him.

(c) Contributions to Plans

We make a matching contribution of up to 4% of deferrable compensation under our qualified RAYSIP 401(k) Plan and under our non-qualified, unfunded Deferred Compensation Plan. The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2008 RBI compensation earned in 2008 but made in March 2009. For information on our matching contributions under the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 48. In 2008, we made the following contributions to qualified and non-qualified defined contribution plans for the named executive officers:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Smith	Mr. Lawrence
RAYSIP 401(k) Plan Match	$9,200	$9,200	$9,200	$9,200	$9,200
Deferred Compensation Plan Match	$166,746	$56,872	$49,671	$31,533	$22,729
Total	$175,946	$66,072	$58,871	$40,733	$31,929

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including basic life, executive liability, and business travel and accident insurance policies. We also provide our named executive officers and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2008, the value of insurance premiums paid for Mr. Stephens was $10,835.

Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2008.

		Date of Comm- ittee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Swanson	2/26/08	—	—	—	—	12,000	96,001	192,002	—	—	—	$7,193,355
	5/29/08	—	—	—	—	—	—	—	59,880	—	—	$3,799,985
	—	—	$389,376	$2,595,840	$5,191,680	—	—	—	—	—	—	—

David C. Wajsgras	2/26/08	—	—	—	—	2,199	17,588	35,176	—	—	—	$1,317,869
	5/29/08	—	—	—	—	—	—	—	15,758	—	—	$1,000,003
	—	—	$115,752	$771,680	$1,534,360	—	—	—	—	—	—	—

Jay B. Stephens	2/26/08	—	—	—	—	2,199	17,588	35,176	—	—	—	$1,317,869
	5/29/08	—	—	—	—	—	—	—	14,970	—	—	$949,996
	—	—	$100,982	$673,213	$1,346,426	—	—	—	—	—	—	—

Daniel L. Smith	2/26/08	—	—	—	—	1,999	15,989	31,978	—	—	—	$1,198,056
	5/29/08	—	—	—	—	—	—	—	12,606	—	—	$799,977
	—	—	$70,768	$471,786	$943,571	—	—	—	—	—	—	—

Taylor W. Lawrence	2/26/08	2/25/08	—	—	—	1,199	9,594	19,188	—	—	—	$718,878
	5/29/08	5/28/08	—	—	—	—	—	—	9,455	—	—	$600,014
	—	—	$60,001	$400,005	$800,010	—	—	—	—	—	—	—

(1)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer in 2008 determined pursuant to FAS 123R. The FAS 123R grant date values shown are also used for financial reporting purposes. Such values are generally expensed by us over the employee’s requisite service period, generally the vesting period of the awards.

The following is a description of the material terms and conditions of the awards set forth in the table above.

Non-Equity Incentive Plan Awards

2008 RBI Program.    In 2008, each of our named executive officers received an annual award under our 2008 Results-Based Incentive (RBI) Program which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his or her individual performance during 2008.

Target Opportunities.    Each named executive officer is assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our “Compensation Discussion and Analysis – Annual Incentives” beginning on page 28. We use the target awards to determine the overall funding of the RBI bonus pool, as described below, but the targets are not entirely determinative of what any one participant’s RBI bonus will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the total Company and business unit levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2008:

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our stockholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital invested in our operations.

Net Sales and Operating Profit from Continuing Operations are financial measures under generally accepted accounting principles (GAAP) and, together with Bookings, are disclosed in our periodic filings with the SEC. The remaining two metrics, ROIC and FCF, are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of adopting FAS 158, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. In addition to the five financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit’s performance on criteria such as customer satisfaction, growth, people and productivity.

At the end of each year, we total the performance achievement percentages for each of the weighted financial metrics, plus or minus any discretionary adjustment by our CEO, to obtain an overall RBI funding percentage. This percentage is then applied to the target RBI incentive for each participant to achieve an overall funding level for the RBI pool. For example, if the financial metrics warrant a 105% funding level, we multiply the target incentive for each participant by 105% and total the results to determine the overall RBI pool. The performance levels for the Company and each business unit are reviewed with the MDCC.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While total company and business unit performance drives funding of the overall RBI bonus pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, Six Sigma, and customer satisfaction, as well as the degree of challenge in the executive’s position. If an executive under-performs in relationship to his or her objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his or her performance objectives could receive up to 200% of target. Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The lead director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The lead director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award. A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

For information on the actual amounts paid to the named executive officers under their 2008 RBI awards, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 36. For more information regarding our RBI program, see our “Compensation Discussion and Analysis” beginning on page 20.

Equity Incentive Plan Awards

In 2008, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2008 – 2010 Long-Term Performance Plan (2008 – 2010 LTPP), and a restricted stock award.

2008 – 2010 Long-Term Performance Plan.    The 2008 – 2010 LTPP operates under, and awards were made

pursuant to, our 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under the 2008-2010 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle (2008 – 2010). Stock units may be settled in our common stock or in cash, at the discretion of the MDCC.

Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 30.

Performance Goals.    The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below, or above the target, subject to a maximum payout. The performance criteria for the 2008-2010 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total stockholder return relative to our peer group (TSR) (25%); and ROIC (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders.

•

the TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers’ stock performance over the same period, and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of ROIC under the LTPP is essentially the same as the calculation described above under the RBI plan. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. Finally, TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period.

Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.

For more information regarding our LTPP program, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long Term Incentives” beginning on page 30.

Restricted Stock Awards.    In 2008, each of our named executive officers received an award of restricted stock. The awards, which were made pursuant to our 2001 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
William H. Swanson						238,214	(4)	$12,158,443	224,125	(5)(14)	$11,439,340
	1,460	—	—	$68.4688	6/22/09
	123,540	—	—	$68.4688	6/23/09
	87,751	—	—	$44.4500	5/13/12
	2,249	—	—	$44.4500	5/12/12
	100,000	—	—	$31.9400	7/31/12
	171,820	—	—	$31.4450	5/14/13
	3,180	—	—	$31.4450	5/13/13
	43,000	—	—	$31.8150	1/24/11
	56,100	—	—	$32.3150	1/23/12

David C. Wajsgras	—	—	—	—	—	67,292	(6)	$3,434,584	41,077	(7)(14)	$2,096,570

Jay B. Stephens						52,271	(8)	$2,667,912	41,077	(7)(14)	$2,096,570
	46,820	—	—	$31.4450	5/14/13
	49,715	—	—	$29.4800	1/22/13

Daniel L. Smith						42,106	(9)	$2,149,090	37,342	(10)(14)	$1,905,936
	2,512	—	—	$68.4688	6/22/09
	5,488	—	—	$68.4688	6/23/09
	12,751	—	—	$44.4500	5/13/12
	5,734	—	—	$29.4800	1/22/13

Taylor W. Lawrence	—	—	—	—	—	29,555	(11)	$1,508,487	22,406	(12)(14)	$1,143,602
						5,000	(13)	$255,200

(1)	Options generally expire ten years from the date of grant.
(2)	Amounts are equal to $51.04, the closing price of our common stock on the NYSE on December 31, 2008, times the number of unvested shares or units.
(3)	Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2007-2009 LTPP and 2008-2010 LTPP assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2008.
(4)	Includes 43,334, 25,000, 20,000, 20,000, 23,333, 23,333, 23,334, 19,960, 19,960 and 19,960 shares of restricted stock that vest on July 1, 2009, May 9, 2009, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011 and May 29, 2012, respectively, subject, in each case, to Mr. Swanson remaining employed by us.
(5)	Includes 120,000 and 96,001 shares for Mr. Swanson’s 2007-2009 LTPP and 2008-2010 LTPP awards, respectively. Also includes 6,633 and 1,491 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2008. See Note 14 below for information regarding the vesting of these LTPP awards. Does not include 100,000 shares for Mr. Swanson’s 2006-2008 LTPP award, which award vested as of December 31, 2008 and for which 211,736 shares were issued to him in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents).
(6)	Includes 20,000, 6,667, 6,667, 6,066, 6,067, 6,067, 5,252, 5,253, and 5,253 shares of restricted stock that vest on March 29, 2009, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011 and May 29, 2012, respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(7)	Includes 22,000 and 17,588 shares for the executive’s 2007-2009 LTPP and 2008-2010 LTPP awards, respectively. Also includes 1,216 and 273 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2008. See Note 14 below for information regarding the vesting of these LTPP awards. Does not include 25,000 shares for the executive’s 2006-2008 LTPP award, which award vested as of December 31, 2008 and for which 52,934 shares were issued to the executive in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents).

(8)	Includes 6,667, 6,667, 6,667, 5,766, 5,767, 5,767, 4,990, 4,990 and 4,990 shares of restricted stock that vest on May 9, 2009, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011 and May 29, 2012, respectively, subject, in each case, to Mr. Stephens remaining employed by us.
(9)	Includes 5,000, 5,000, 5,000, 4,833, 4,833, 4,834, 4,202, 4,202 and 4,202 shares of restricted stock that vest on May 9, 2009, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011 and May 29, 2012, respectively, subject, in each case, to Mr. Smith remaining employed by us.
(10)	Includes 20,000 and 15,989 shares for Mr. Smith’s 2007-2009 LTPP and 2008-2010 LTPP awards, respectively. Also includes 1,105 and 248 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2008. See Note 14 below for information regarding the vesting of these LTPP awards. Does not include 20,000 shares for Mr. Smith’s 2006-2008 LTPP award, which award vested as of December 31, 2008 and for which 42,348 shares were issued to him in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents).
(11)	Includes 5,000, 3,000, 3,000, 3,033, 3,033, 3,034, 3,151, 3,152 and 3,152 shares of restricted stock that vest on April 10, 2009, May 8, 2009, May 8, 2010, May 2, 2009, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011 and May 29, 2012, respectively, subject, in each case, to Mr. Lawrence remaining employed by us.
(12)	Includes 12,000 and 9,594 shares for Mr. Lawrence’s 2007-2009 LTPP and 2008-2010 LTPP awards, respectively. Also includes 663 and 149 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2008. See Note 14 below for information regarding the vesting of these LTPP awards. Does not include 12,000 shares for Mr. Lawrence’s 2006-2008 LTPP award, which award vested as of December 31, 2008 and for which 25,409 shares were issued to him in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents).
(13)	Includes 5,000 restricted stock units (“RSUs”) that vest on April 10, 2009, subject to Mr. Lawrence remaining employed by us. Mr. Lawrence has deferred the settlement of these RSUs following their vesting as follows: 2,500 RSUs will be settled in shares of our common stock on April 10, 2014, and the remaining 2,500 RSUs will be settled at retirement or termination of employment.
(14)	Awards of restricted stock units under the LTPP generally vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

Option Exercises and Stock Vested

The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	290,300	$7,256,421	278,403	(3)	$14,929,491
David C. Wajsgras	—	—	79,600	(4)	$4,419,975
Jay B. Stephens	30,000	1,085,242	72,267	(4)	$3,899,017
Daniel L. Smith	4,058	100,014	57,348	(5)	$3,088,092
Taylor W. Lawrence	—	—	38,409	(6)	$2,153,005

(1)	These amounts are equal to the difference between the closing price of our common stock on the NYSE on the exercise date and the exercise price times the number of shares underlying the exercised option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 211,736 shares which were issued to Mr. Swanson in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2008.
(4)	Includes 52,934 shares which were issued to the executive in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2008.
(5)	Includes 42,348 shares which were issued to Mr. Smith in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2008.
(6)	Includes 25,409 shares which were issued to Mr. Lawrence in February 2009 upon the MDCC’s determination of performance under the 2006-2008 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2008. Also includes 5,000 restricted stock units (“RSUs”) that vested on April 10, 2008. Mr. Lawrence has deferred the settlement of these RSUs following their vesting as follows: 2,500 RSUs will be settled in shares of our common stock on April 10, 2013, and the remaining 2,500 RSUs will be settled at retirement or termination of employment.

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of our named executive officers, as well as the number of years of credited service, as of December 31, 2008.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
William H. Swanson	Qualified	35.34	$1,191,336	$0
	Excess	35.34	$20,811,054	$0
	SERP	36.50	$—	$0
David C. Wajsgras	Qualified	1.75	$36,227	$0
	Excess	1.75	$199,227	$0
	SERP	2.75	$—	$0
Jay B. Stephens(1)	Qualified	10.17	$155,642	$0
	Excess	10.17	$847,717	$0
	SERP	11.17	$3,957,050	$0
Daniel L. Smith	Qualified	11.17	$227,076	$0
	Excess	11.17	$736,581	$0
	SERP	12.17	$2,884,977	$0
Taylor W. Lawrence	Qualified	1.67	$27,298	$0
	Excess	1.67	$53,576	$0
	SERP	2.67	$—	$0

(1)	Reflects five additional years of credited service under our pension plans, including the SERP, which Mr. Stephens received upon completion of five years of employment with us in October 2007.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Benefits are valued at the age of the named executive officer when he or she is first eligible for unreduced benefits and discounted to the named executive officer’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 6.5% for 2008, are consistent with those used to determine our pension obligations under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (FAS 87) in our Annual Report on Form 10-K for the year ended December 31, 2008. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Pension Costs – FAS Expense” in our Annual Report on Form 10-K for the year ended December 31, 2008.

An executive’s SERP benefit is assumed to be zero until he or she first becomes eligible for such benefit.

Qualified Pension Plans

Salaried Pension Plan.    We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Stephens and Lawrence. The Salaried Pension Plan is company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the Salaried Pension Plan is 65. Employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

Non-Bargaining Retirement Plan.    The Raytheon Non-Bargaining Retirement Plan (Retirement Plan) covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The Retirement Plan has a contributory part (under which some employees are covered) and a non-contributory part (under which most other employees are covered). Mr. Smith is covered under the non-contributory part of the Retirement Plan. Except for employee contributions made under the contributory part, the Retirement Plan is Company-funded. The non-contributory part does not permit employee contributions.

Benefits under the non-contributory part of the Retirement Plan are based on a percentage of final average compensation, as defined by the plan, reduced by a percentage of the employee’s estimated primary Social Security benefit. For each of the first 35 years of credited service, the pension under the non-contributory part of the Retirement Plan is 1.5% of the employee’s final average compensation, less 0.6% of the final average compensation up to the average of the Social Security wage bases for the 35 years through the year of the employee’s Social Security retirement date (as defined in the Retirement Plan). For each year of credited service after 35 years, the pension increases by 0.5% of the employee’s final average compensation.

Final average compensation under the Retirement Plan is the average of compensation in the highest five 12-month periods out of the last ten 12-month periods of employment and includes base salary and annual cash incentive awards.

An employee will be entitled immediately to 100% of the pension otherwise payable at the Social Security retirement date, provided that both of the following requirements are satisfied: (1) the employee’s termination date is within three years of the employee’s Social Security retirement date; and (2) the employee has completed at least 10 years of continuous service. Unless both of those requirements are satisfied, a pension beginning before the employee’s Social Security retirement date will be reduced for early commencement.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of 10 or 15 years. There is no cost-of-living adjustment under the non-contributory part.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, non-qualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2008, federal law limited to $230,000 the amount of compensation that may be included under qualified pension plans. Messrs. Swanson, Wajsgras, Stephens, Smith and Lawrence are covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and Social Security.

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service reaching 50% of final average earnings after 15 years of service, with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and Social Security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens’ completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.

The years of credited service for Messrs. Swanson, Wajsgras, Stephens, Smith and Lawrence do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers as of December 31, 2008. Our named executive officers participate in the Deferred Compensation Plan, a non-qualified plan designed to enable employees who are projected to reach the Internal Revenue Code (“IRC”) compensation limit to elect to defer 4-50% of their salary over the IRC compensation limit and defer 25-90% of their RBI compensation earned in the current year but paid in the following year on a pre-tax basis. We make a matching contribution of up to 4% of deferrable compensation.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
William H. Swanson	$166,746	$166,746	$(942)	$—	$2,713,367
David C. Wajsgras	$397,307	$56,872	$(372,852)	$—	$950,884
Jay B. Stephens	$971,882	$49,671	$(284,232)	$—	$3,292,616
Daniel L. Smith	$221,169	$31,533	$(173,029)	$—	$1,235,646
Taylor W. Lawrence	$475,368	$22,729	$(232,470)	$—	$1,131,531

(1)	Contributions of deferred salary and RBI compensation earned in 2008 to the Deferred Compensation Plan. Deferred salary and 2008 RBI compensation are included in the amounts under the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for 2008 in the Summary Compensation Table on page 36. Deferred 2008 RBI compensation was earned in 2008 but was paid in March 2009.
(2)	Raytheon matching contributions on deferred salary and RBI compensation earned in 2008 under the Deferred Compensation Plan. Matching contributions are included in the “All Other Compensation” column for 2008 in the Summary Compensation Table on page 36. Matching contributions on deferred 2008 RBI compensation were earned in 2008 but were made in March 2009.
(3)	Amounts shown are actual aggregate account balances as of December 31, 2008 plus (a) deferred 2008 RBI compensation (see footnote 1 above) and (b) Raytheon matching contributions on such deferred 2008 RBI compensation (see footnote 2 above). The aggregate balances also include the following executive contributions and Raytheon matching contributions reported as compensation earned in 2006 and 2007 in the Summary Compensation Table:

Year	Contribution	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Smith		Mr. Lawrence
2007	Executive	$168,317	$432,220	$473,763		$179,129	$	N/A
	Raytheon Matching	168,317	54,834	48,072		30,195		N/A
2006	Executive	$154,616	$306,982	$276,250	$	N/A	$	N/A
	Raytheon Matching	154,616	38,124	44,800		N/A		N/A

Under the Deferred Compensation Plan, participants must elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon. Participants must also indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elected to defer in order to accumulate tax-deferred returns.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2008 and thus include amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Policy.    We have an executive severance policy which provides certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the policy, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI incentive cash award and continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans, and each of Messrs. Wajsgras, Stephens, Smith and Lawrence is entitled to receive a cash payment equal to two times current base salary plus targeted RBI incentive cash award and continuation for two years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans.

Pension Benefits.    Except in the circumstances discussed below, a named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his or her employment. The accrued and vested amounts are not included in the tables below because all employees who participate in our pension plans are entitled to these amounts upon termination of their employment. However, in the event of an involuntary termination without cause, a named executive officer is entitled to continuation for two or three years of fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a “qualifying termination” within two years after a “change-in-control” (as discussed below), such executive is entitled to special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation.    Except in the circumstances discussed below, a named executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for two or three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a qualifying termination following a change-in-control, such executive is entitled to continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, a named executive officer forfeits his or her options and restricted stock awards to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his or her shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of their employment. However, in the event of a change-in-control, or termination by reason of disability or death, a named executive officer is entitled to the acceleration of vesting with respect to all of his or her restricted stock awards, and certain payments pursuant to his or her LTPP awards. Upon a change-in-control, the executive is entitled to a prorated LTPP payment assuming target performance and based on service completed through the change-in-control. Upon a termination by reason of death, disability or retirement, the executive is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

Non-Qualified Deferred Compensation.    A named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his or her employment. The amounts are generally distributed to such executive in accordance with his or her election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Nonqualified Deferred Compensation” on page 48, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment and these plans are available to a substantial number of employees (including the executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In 2005, the MDCC engaged in a thorough review, assisted by its independent consultant, of our change-in-control agreements. At the conclusion of its review, the MDCC determined that we should enter into new forms of change-in-control agreements with our executives. As a result, we entered into revised change-in-control severance agreements with our senior executives.

In order to receive benefits under his or her change-in-control agreement, an executive must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of either three times or two times the executive’s current compensation (including base salary plus targeted bonus or the bonus for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits for a period of three or two years. The cash payment will be paid six months after the executive’s separation from service. In addition, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under his or her agreement. Generally, the gross-up payment will be paid within 5 days of an accounting firm’s determination regarding such payment, as contemplated by the agreement. The level of benefits payable in the event of a qualifying termination is determined based upon the level of responsibility of the executive.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his or her employment with us for “good reason.” Termination for “good reason” means that the executive has terminated his or her employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Swanson, Wajsgras, Stephens, Smith and Lawrence. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

The tables below indicate the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

William H. Swanson

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$11,642,342	$13,043,760	$—	$—	$—
Pro-rata Target Bonus	—	—	—	2,595,840	—	—	—

Benefits & Perquisites
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation	—	—	27,459	27,459	—	—	—
Executive Benefits and Perquisites Continuation	—	—	218,698	218,698	—	—	—
280G Tax Gross-Up	—	—	—	—	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	12,158,443	12,158,443	12,158,443	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	5,716,480	5,716,480	5,716,480	5,716,480

Total	$—	$—	$11,888,499	$33,760,679	$17,874,923	$17,874,923	$5,716,480

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$3,086,720	$4,925,040	$—	$—	$—
Pro-rata Target Bonus	—	—	—	771,680	—	—	—

Benefits & Perquisites
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation	—	—	32,937	49,405	—	—	—
Executive Benefits and Perquisites Continuation	—	—	85,955	128,933	—	—	—
280G Tax Gross-Up	—	—	—	3,015,371	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	3,434,584	3,434,584	3,434,584	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,047,851	1,047,851	1,047,851	1,047,851

Total	$—	$—	$3,205,612	$13,372,864	$4,482,435	$4,482,435	$1,047,851

Jay B. Stephens

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,692,851	$4,359,638	$—	$—	$—
Pro-rata Target Bonus	—	—	—	673,213	—	—	—

Benefits & Perquisites
Pension	—	—	—	1,263,479	—		—
Health and Welfare Benefit Continuation	—	—	7,429	11,144	—	—	—
Executive Benefits and Perquisites Continuation	—	—	79,329	118,994	—	—	—
280G Tax Gross-Up	—	—	—	—	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	2,667,912	2,667,912	2,667,912	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,047,851	1,047,851	1,047,851	1,047,851

Total	$—	$—	$2,779,610	$10,142,231	$3,715,763	$3,715,763	$1,047,851

Daniel L. Smith

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,887,142	$3,065,357	$—	$—	$—
Pro-rata Target Bonus	—	—	—	471,786	—	—	—

Benefits & Perquisites
Pension	—	—	—	940,469	—	—	—
Health and Welfare Benefit Continuation	—	—	19,499	29,248	—	—	—
Executive Benefits and Perquisites Continuation	—	—	70,345	105,518	—	—	—
280G Tax Gross-Up	—	—	—	2,226,190	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	2,149,090	2,149,090	2,149,090	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	952,560	952,560	952,560	952,560

Total	$—	$—	$1,976,986	$9,940,217	$3,101,650	$3,101,650	$952,560

Taylor W. Lawrence

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,600,019	$2,400,029	$—	$—	$—
Pro-rata Target Bonus	—	—	—	400,005	—	—	—

Benefits & Perquisites
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation	—	—	8,469	12,703	—	—	—
Executive Benefits and Perquisites Continuation	—	—	70,361	105,541	—	—	—
280G Tax Gross-Up	—	—	—	1,690,385	—	—	—

Long-Term Incentives
Value of Accelerated Restricted Stock	—	—	—	1,763,687	1,763,687	1,763,687	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	571,546	571,546	571,546	571,546

Total	$—	$—	$1,678,849	$6,943,896	$2,335,233	$2,335,233	$571,546

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for Raytheon’s financial statements and the overall reporting process, including Raytheon’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2008, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

During fiscal year 2008, management documented, tested and evaluated Raytheon’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of Raytheon’s progress by management and the independent auditor periodically throughout the year. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and the independent auditor’s audit of the effectiveness of Raytheon’s internal control over financial reporting to be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

We discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

PwC issued its independence letter pursuant to Public Company Accounting Oversight Board Rule 3562 (Communication with Audit Committees Concerning Independence) and reported that it is independent under applicable standards in connection with its audit opinion for Raytheon’s 2008 financial statements. We have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and the independent auditor referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Vernon E. Clark,

Frederic M. Poses and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2008 and 2007.

	2008	2007
Audit Fees(1)	$10.1 million	$12.7 million
Audit-Related Fees(2)	0.3 million	0.4 million
Tax Fees(3)	1.1 million	1.2 million
All Other Fees(4)	0.2 million	0.1 million

Total	$11.7 million	$14.4 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” For both 2008 and 2007, fees are primarily for audits of financial statements of employee benefit plans. 2007 also includes advisory services for a divestiture.
(3)	Includes approximately (i) $0.7 million and $0.6 million for non-U.S. tax compliance and advisory services in 2008 and 2007, respectively and (ii) $0.4 million and 0.6 million for U.S. tax compliance and advisory services in 2008 and 2007, respectively.
(4)	For 2007, fees are license, maintenance, support and consulting payments related to an expatriate employee information database. For 2008, fees are primarily for the expatriate employee information database as well as certain risk management and other consulting services.

The amounts shown above do not include PwC fees and expenses of approximately $1.2 million and $1.0 million in 2008 and 2007, respectively, paid by our pension plans for audits of financial statements of such plans and certain tax compliance services for our pension plan in India. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee’s pre-approval policy for 2009, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2009. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

STOCKHOLDER PROPOSALS

We have been notified that certain stockholders intend to present proposals for consideration at the 2009 Annual Meeting. We continue to make corporate governance, particularly stockholder concerns, a priority. Management remains open to engaging in dialogue with respect to stockholder concerns and to sharing our views regarding our governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2010 Annual Meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 28, 2009, if the proposal is submitted for inclusion in our proxy materials for the 2010 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 28, 2010 and February 27, 2010, if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.

STOCKHOLDER PROPOSAL

(Item No. 3 on the proxy card)

The AFSCME (American Federation of State, County and Municipal Employees) Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, beneficial owner of 2,983 shares, has proposed the adoption of the following resolution. AFSCME has been joined in this proposal by the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, beneficial owner of 49 shares, and the Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223, beneficial owner of shares with a value of at least $2,000. The proponents have furnished the following statement in support of their proposal:

RESOLVED, that stockholders of Raytheon request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Raytheon has not always been structured in ways that best serve stockholders’ interests. For example, in 2007 Chairman and CEO William Swanson received $19,337,477 in reported total compensation, including $575,699 in all other compensation. Of the latter amount, $128,942 was attributable to personal use of Raytheon-provided aircraft and $22,431 resulted from tax gross-up payments.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Raytheon’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Raytheon with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.

The Board recommends that stockholders vote AGAINST this proposal.

The Company has established a rigorous, transparent, performance-based process to determine the compensation of the named executive officers, while at the same time providing effective means for stockholders to communicate with the Board on compensation and other concerns. The proposed after-the-fact, up-or-down advisory vote would not communicate any specific, actionable information that could be used by the Board to address stockholder concerns. Requiring this advisory vote could also place the Company at a competitive disadvantage in attracting and retaining highly qualified executives. The Board believes that an advisory “say on pay” vote would do nothing to advance the effectiveness of the Company’s executive compensation program, nor would it otherwise enhance stockholder interests.

The Board believes that executive compensation decisions are best made with a full contextual understanding of the Company’s strategy, goals and business environment, as well as in-depth knowledge of the Company’s executives’ leadership capabilities and performance. The Board’s Management Development and Compensation Committee (MDCC), which is composed entirely of independent directors, develops this level of insight through regular, ongoing discussions combined with rigorous evaluation and oversight. Stockholders considering an advisory vote would not possess the full range of information available to the MDCC.

The MDCC, which reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers, has established a compensation program geared to promote and reward superior performance in a manner that effectively aligns the interests of the Company’s executives with the objectives of the Company’s stockholders. The MDCC makes use of an independent compensation consultant to assist the Committee in its pay-for-performance analysis and in ascertaining compensation levels and practices of peer companies. The resulting compensation program pays for performance over the short and long-term and seeks to be competitive with industries and companies with whom the Company competes for talent. All key elements of the MDCC’s compensation determination process have been made transparent to stockholders through the detailed disclosure set forth in the “Compensation Discussion and Analysis” section of the Proxy Statement.

While the Board believes that the MDCC and the Board are in the best position to determine executive compensation levels, the Board appreciates that stockholders’ views should be heard and valued. Methods for communicating with the Board are described under the Proxy Statement’s section entitled “Communication with the Board.” The Board believes that direct communication between stockholders and the Board is an effective and accurate means for stockholders to express support or criticism of the Company’s executive compensation practices. The proposed “For” or “Against” advisory vote would not provide the Board with meaningful insight into specific stockholder concerns regarding executive compensation, nor give any guidance on what specific actions should be taken by the Board or the MDCC to address such concerns. Unlike the vote advocated by the proposal, communicating with the Board allows stockholders the opportunity to voice specific observations, concerns or criticisms related to the Company’s executive compensation philosophy, practices, and decisions.

The Company operates in a competitive environment and its success depends upon the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. The Board believes that implementing this proposal could negatively affect the Company’s competitive position, because many of its competitors would not be following such a practice. The Board is also concerned that adopting the proposal could lead to a perception that compensation opportunities at Raytheon have been negatively affected, as compared with opportunities available at other companies.

Further, contrary to the position taken by the proponent, the Board believes that comparisons of compensation practices in the United States to those in the United Kingdom are inappropriate. Since an advisory vote is mandatory for all U.K. public companies, no one U.K. company is competitively disadvantaged by the requirement, as would be the case if Raytheon became one of the handful of U.S. companies to adopt it. Indeed, there are a number of differences between U.K. and U.S. governance and disclosure standards that undermine the argument that Raytheon simply should adopt an individual U.K. governance practice in the context of carefully considered and well-integrated U.S. regulatory requirements.

The Board believes that an advisory “say on pay” vote would undermine the effectiveness of its executive compensation program, impair the Company’s ability to compete for executive talent, and therefore operate contrary to stockholder interests.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least 100 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

4 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

Statement of John Chevedden

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. The Corporate Library and Governance Metrics International have taken special meeting rights into consideration when assigning company ratings.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” on executive pay with $19 million for William Swanson.

•	The Corporate Library said the high level of our CEO pay raised concerns about the alignment of executive interests with shareholder interests.

•

In the scandal regarding William Swanson’s book, “Swanson’s Unwritten Rules of Management,” Mr. Swanson appeared to have plagiarized many of the rules. This raised fundamental concerns about Mr. Swanson’s judgment and character.

•	And although our board docked some of Mr. Swanson’s pay – Mr. Swanson still received nearly $20 million!

•	Our directors served on boards rated “D” by the Corporate Library:

John Deutch	Citigroup (C)
Frederic Poses	Centex (CTX)

•	Frederic Poses received more than 10-times as many withheld (no) votes as any of our other directors, yet was still on our key audit and executive pay committees.

•

Ronald Skates (Chairman of our Audit Committee no less) and William Spivey and were designated as “Accelerated Vesting” directors by The Corporate Library due to their speeding up stock option vesting to avoid recognizing the related cost.

•	We had no shareholder right to:

Cumulative voting.
To act by written consent.
To call a special meeting.
To vote on executive pay
An independent Board Chairman

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings – Yes on 4

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that the proposal would inappropriately allow a stockholder or stockholders owning as little as ten percent of the Company’s stock to be able to convene a special meeting at any time and for any reason they may wish. Moreover, the proposal can be interpreted as giving special meeting rights to minority interests, while preventing the Company from establishing reasonable procedural requirements that would protect stockholders generally. Thus, the Board is opposed to the proposal because it would benefit stockholders holding a relatively small number of shares and not stockholders as a whole.

Implementing this proposal could subject the Company and the Board to disruption from stockholder activists or special interest groups with objectives inconsistent with the best interests of the Company and its long-term stockholders.

The Board believes that special meetings of stockholders should be extraordinary events that occur only when significant fiduciary obligations or strategic concerns dictate that certain matters must be addressed by the stockholders before the next annual meeting. For major corporate acquisitions and restructurings, for example, the Board recognizes that prudent corporate governance, as well as stock exchange requirements and Delaware law, will often require a stockholder vote.

This proposal, by contrast, could be used to provide a forum for a single stockholder (or a small group of stockholders) holding just ten percent of the Company’s stock to call meetings that would serve narrow purposes, rather than those of the Company and the majority of its stockholders as a whole.

This proposal is so imprecisely drafted that neither the stockholders in voting on it, nor the Company in attempting to implement it, could determine with any reasonable degree of certainty what actions or measures it requires. In particular, the second sentence of the proposal would prohibit the by-law or charter provision giving stockholders the right to call special meetings from including “any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.” The exact meaning of this proposed prohibition is unclear. It may well eliminate the ability of the Company to impose any procedural requirements on the right of holders of at least ten percent of the common stock to call special meetings. Companies at which shareholders have the right to call special meetings often reasonably establish certain procedural requirements relating to the exercise of this right. At such companies, stockholders seeking to call special meetings are typically required to identify themselves, to state their interest in the subject matter of the proposed special meeting, and to meet specified time requirements in providing notice of their intent to call the special meeting. Under the proposal, as written, it is unclear whether such reasonable, and arguably necessary, procedural requirements could be established.

For the foregoing reasons, the Board believes that adopting this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

Ray T. Chevedden on behalf of the Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Ave., Los Angeles, California 90043, owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

5 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.

Cumulative voting won more than 50% of our yes and no votes at our 2006 annual meeting. Yet our directors made sure that we could not vote on this established cumulative voting topic in 2008. Reference: Raytheon Company (March 28, 2008) no action letter available through SECnet http://secnet.cch.com. It may be an unprecedented low for a management to exclude from shareholder vote a topic that recently won a majority of yes and no shareholder votes.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” on executive pay with $19 million for William Swanson. The Corporate Library said the high level of our CEO pay raised concerns about the alignment of executive interests with shareholder interests.

Our directors served on boards rated “D” by the Corporate Library: John Deutch on Citigroup (C) and Frederic Poses on Centex (CTX). And Frederic Poses received more than 10-times as many withheld (no) votes as any of our other directors, yet was still on our key audit and executive pay committees. Ronald Skates (Chairman of our Audit Committee no less) and William Spivey and were designated as “Accelerated Vesting” directors by The Corporate Library.

We had no shareholder right to Cumulative Voting, to act by written consent, to call a special meeting, to vote on executive pay or to an independent Board Chairman

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting – Yes on 5

The Board recommends that stockholders vote AGAINST this proposal.

As applied to Raytheon, a Delaware corporation that has adopted majority voting, this proposal is utterly unworkable.

In 2006, Raytheon adopted a majority voting by-law, meaning that in uncontested director elections stockholders may cast their votes “for” or “against” director candidates. This shareholder proposal seeks to layer on top of majority voting a system of cumulative voting. Under cumulative voting, stockholders are permitted to “cumulate” their votes, i.e. to multiply their number of shares by the number of directors to be elected, and cast the resulting number of votes for one director candidate or distribute them in any way among director candidates. Delaware corporate law, however, contemplates only the cumulation of “for” votes and does not permit the cumulation of “against” votes.1 As a result, adoption of this proposal would produce a nonsensical result. It would allow “for” voters the opportunity to cumulate their votes while denying the same prerogative to “against” voters. Clearly it is not possible to grant different voting powers to voters depending on how they intend to cast their votes.

Attempting to establish such an absurd voting system would trigger disorder and considerable uncertainty. Directors elected under such an improper voting system could be vulnerable to legal challenge. And under such circumstances, qualified candidates might refuse to be nominated.

In addition, even if it were possible to overcome this legal defect, cumulative voting could create conflicts of interest and factionalism, thus interfering with the Board’s effectiveness.

Under cumulative voting, a stockholder activist or special interest group comprising a limited subset of the stockholders could elect a director even though it holds considerably less than a majority of the shares voted. Accordingly, cumulative voting provides an opportunity for special interests to gain a disproportionate voice in stockholder voting.

Cumulative voting could impair the effective functioning of the Board by prompting the election of a director who is beholden to the special interests of a limited subset of the stockholders, rather than the best interests of all of the Company’s stockholders. A director elected by such a limited constituency may have difficulty fulfilling his or her fiduciary duty of loyalty to the Company and all of its stockholders. The Board believes that this could undermine the ability of Board members to work effectively for the best interests of all of its stockholders – not a select few. By contrast, allowing each share of common stock to have one vote “for” or “against” each director nominee, as is currently the case at Raytheon, encourages the accountability of each director to all of the Company’s stockholders.

For these reasons, the Board believes that cumulative voting is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

Amalgamated Bank’s LongView LargeCap 500 Index Fund, beneficial owner of 110,679 shares, through its attorney, Cornish Hitchcock, 1200 G Street, N.W., Suite 800, Washington D.C. 20005, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

RESOLVED: The shareholders of Raytheon Company (the “Company”) urge the Board of Directors (the “Board”) to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in the Company’s commitment to health care coverage is to be maintained.

[1]	Delaware General Corporation Law § 214

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. Health care reform was also an issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 45.7 million Americans without health insurance result in higher costs to the Company, as well as all other U.S. companies that provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduce shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

The Board recommends that stockholders vote AGAINST this proposal.

The adoption of principles associated with health care reform is not part of the Board’s roles and responsibilities and would be addressed more appropriately in the arena of national policy debate rather than at the Company’s annual meeting of stockholders.

The proposal urges the Board to adopt principles for health care reform based upon the following: (1) health care coverage should be universal; (2) health care coverage should be continuous; (3) health care coverage should be affordable to individuals and families; (4) health insurance strategy should be affordable and sustainable for society; and (5) health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

The Board understands the importance of affordable, quality health care, and it oversees the Company’s benefits programs to ensure that they remain competitive and appropriate. At the same time, the Board believes that the public policy issue of comprehensive universal health care reform is a political and legislative matter. The adoption of principles associated with health care reform is not part of the Board’s roles and responsibilities. The issue of health care reform is more appropriately addressed in the arena of national policy debate rather than at the Company’s annual meeting of stockholders.

For the foregoing reasons, the Board believes that adopting this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The AFL-CIO, 815 Sixteenth Street N.W., Washington, D.C. 20006, on behalf of the AFL-CIO Reserve Fund, beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

Shareholder Proposal

RESOLVED: The shareholders of Raytheon Company (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan or the Company’s Excess Pension Plan. Under this SERP, participating senior executives after 15 years of service and age 60 may receive annual payments up to 50 percent of their final average compensation.

In addition, certain executives have received pension enhancements. Senior Vice President and General Counsel Jay Stephens has received five additional years of pension credit for years not actually worked. Moreover, he and other senior executives are eligible to receive an additional three years of pension credit under the terms of their change-in-control agreements.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge shareholders to vote FOR this proposal.

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that the Company should retain its Supplemental Executive Retirement Plan as it currently operates so that it is able effectively to recruit and retain key executives. The SERP is a fully-disclosed, sparingly-used mechanism for establishing equivalency in senior executive retirement benefits, which permits the Company to recruit and retain key executives in a highly competitive environment.

Raytheon’s SERP is designed to set the pension benefit of a senior executive who comes to the Company mid-career at the level that the executive would have attained under the Company’s pension plans had he or she started his or her career with the Company. This can be of critical importance in successfully recruiting highly qualified senior executives who are asked to leave behind valuable retirement benefits at their former employers. A uniformly applied SERP is a better solution for achieving equivalency among senior executives than individually negotiated compensation arrangements designed to preserve pension value that transferring executives might otherwise forfeit. In essence it facilitates pension portability and equity.

A key aspect of the equitable principles underlying the SERP is the operation of offsets in determining one’s SERP benefit. Under plan provisions, the SERP benefit is offset by amounts payable under the Company’s pension plans, any prior employer pension plan, and Social Security. In this way, the SERP is structured specifically to address the circumstances of a senior executive who comes to the Company mid-career. By contrast, a senior executive who has been with the Company from an early stage in his or her career, such as the Company’s current Chairman and CEO, will derive no benefit from the SERP upon retirement.

Because of limited eligibility and the comprehensive manner in which available SERP benefits are reduced by other retirement benefits and Social Security, Raytheon’s SERP puts senior executives on parity with each other for retirement benefits at a relatively modest additional cost to the Company. The Company’s aggregate liability under the SERP is less than 1% of the Company’s total pension liability for all non-SERP participants.

Under our existing practices, all executive compensation plans for senior executives, including the SERP and all other retirement benefits and agreements, are reviewed and approved by the fully independent Management Development and Compensation Committee of the Board.

The investing public is further served by the Company’s full disclosure of its executive compensation plans and practices. The Company’s SERP has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s web site as well as the web site of the Securities and Exchange Commission. There is a summary of the SERP and any other retirement benefits for our five most highly compensated executive officers on pages 32, 45 and 49 of this proxy statement under the headings, “Compensation Discussion and Analysis – Retirement Benefits and Deferred Compensation,” “Pension Benefits,” and “Potential Payments Upon Termination or Change-in-Control.”

Importantly, the proponent’s supporting statement advancing the proposal is misleading in significant respects. The proponent’s description of the SERP as “provid[ing] retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law” is not true. Federal tax law imposes no limit on the amount of compensation that may be paid, and therefore no Company employee is paid at an illegally high level. In addition, by omitting any reference to the offset provisions described above, the supporting statement misrepresents how the SERP works, and greatly exaggerates both its value to eligible employees and its cost to the Company.

In summary, the Board believes that the SERP promotes stockholders’ interests by providing an equitable mechanism for establishing equivalency in the retirement benefits made available to senior executives which permits the Company to recruit and retain key executives in a highly competitive environment. It does this in a uniform and cost-effective way by requiring offsets for any other prior pension payments and Social Security benefits payments to the executive. Additional attributes are sound Board oversight and transparency. Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by the shareholder approval requirement. Adoption of the proposal would also require the Company either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2008 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 24, 2009

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, N.Y. 10038	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2009 for shares held directly and up until 11:59 P.M. Eastern Time on May 22, 2009 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2009 for shares held directly and up until 11:59 P.M. Eastern Time on May 22, 2009 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12949-P73201	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RAYTHEON
The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 -	Election of Directors
Nominees:			For	Against	Abstain
1a)	Vernon E. Clark		☐	☐	☐	COMPANY PROPOSAL: The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain
1b)	John M. Deutch		☐	☐	☐	Item 2 -	Ratification of Independent Auditors	☐	☐	☐
1c)	Frederic M. Poses		☐	☐	☐	STOCKHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 3 through 7.
1d)	Michael C. Ruettgers		☐	☐	☐	Item 3 -	Stockholder proposal regarding advisory vote on executive compensation	☐	☐	☐
1e)	Ronald L. Skates		☐	☐	☐	Item 4 -	Stockholder proposal regarding special shareowner meetings	☐	☐	☐
1f)	William R. Spivey		☐	☐	☐	Item 5 -	Stockholder proposal regarding cumulative voting	☐	☐	☐
1g)	Linda G. Stuntz		☐	☐	☐	Item 6 -	Stockholder proposal regarding adoption of health care reform principles	☐	☐	☐
1h)	William H. Swanson		☐	☐	☐	Item 7 -	Stockholder proposal regarding supplemental executive retirement plans	☐	☐	☐
☐
For address changes and/or comments, please check this box and write them on the back where indicated.

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders Thursday, May 28, 2009, 11:00 a.m. Eastern Time			From Route 50 East/ Annapolis
	The Ritz-Carlton, Pentagon City 1250 South Hayes Street	1.	Take Route 50 West into D.C., Route 50 will become New York Avenue
	Arlington, Virginia 22202	2.	Take the I-395 South exit
		3.	Cross over the 14th Street Bridge
		4.	Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)
	From Richmond (I-95)/ Points South	5.	From Route 1 take the 15th Street exit
1.	Follow I-95 North to I-395 North	6.	Turn right onto 15th Street
2.	Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street	7.	Proceed three blocks, turn right onto South Hayes Street
3.	The Ritz-Carlton, Pentagon City is located on the right, adjacent to Nordstrom	8.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom

	From Baltimore (I-395)/ Points North		From Route 50 West/ Fairfax
1.	Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia	1.	Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon)
2.	Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/Crystal City	2.	Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South
3.	Take the 15th Street/ Pentagon City exit	3.	Stay right at the first fork and left at the second fork
4.	Turn left onto 15th Street	4.	Merge onto South Hayes Street
5.	Continue three blocks and turn right onto South Hayes Street	5.	The Ritz-Carlton will be on the right, adjacent to Nordstrom
6.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom		(Note: Valet parking is available for a fee at the hotel.)
	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

M12950-P73201

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 28, 2009

The undersigned hereby appoints William H. Swanson, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 28, 2009 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot at the Annual Meeting and at any adjournment, continuation or postponement thereof. If the undersigned does not provide voting instructions to the trustee, or if the ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)